Exhibit 4.1

EXECUTION VERSION

THE MCCLATCHY COMPANY,

as Issuer,

and

THE SUBSIDIARY GUARANTORS PARTIES

HERETO

6.875% Senior Secured Junior Lien Notes due 2031

INDENTURE

Dated as of December 18, 2018

THE BANK OF NEW YORK MELLON,

as Trustee

and

as Collateral Agent

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-ii-

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EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Certificate of Transfer
EXHIBIT C	Form of Certificate of Exchange

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INDENTURE, dated as of December 18, 2018 (this “Indenture”), among THE MCCLATCHY COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (as defined herein, the “Company”), certain subsidiaries of the Company from time to time parties hereto (as defined herein, the “Subsidiary Guarantors”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (in such capacity, as defined herein, the “Trustee”) and as notes collateral agent (in such capacity, as defined herein, the “Collateral Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Company has previously entered into the Junior Lien Term Loan Credit Agreement (as defined below);

WHEREAS, pursuant to clause (c) of Section 5.09 of the Junior Lien Term Loan Credit Agreement and the Exchange Agreement (as defined below), the Company and Chatham (as defined below) have agreed to exchange the Tranche B Loans held by certain Affiliates of Chatham for $193,466,000.00 in aggregate principal amount of 6.875% Senior Secured Junior Lien Notes due 2031 of the Company on the date hereof;

WHEREAS, in order to provide the terms and conditions upon which the Initial Notes (as defined below) and, if applicable, the Additional Notes (as defined below) are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture; and

WHEREAS, all acts and things necessary to make the Initial Notes when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as in this Indenture provided, the valid, binding and legal obligations of the Company, and this Indenture a valid agreement according to its terms, have been done and performed, and the execution of this Indenture and the issue hereunder of the Initial Notes have in all respects been duly authorized.

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Initial Notes and, if applicable, the Additional Notes:

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01 Definitions.

“144A Global Note” means a global note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2027 Debentures” means the 7.15% Debentures due November 1, 2027, issued by the Company.

“2029 Debentures” means the 6.875% Debentures due March 15, 2029, issued by the Issuer.

“ABL Agent” means Wells Fargo Bank, National Association and its successors and assigns or any other applicable administrative agent or collateral agent under the ABL Credit Facility.

“ABL Credit Documents” means the ABL Credit Facility, and each of the other agreements, documents, and instruments providing for or evidencing any ABL Obligation and any other document or instrument executed or delivered at any time in connection with any ABL Obligation (including any security, collateral or guarantee agreement or any intercreditor or joinder agreement among holders of ABL Obligations but excluding documents governing Hedging Obligations), to the extent such are effective at the relevant time, as each may be amended, modified, restated, supplemented, replaced or refinanced from time to time.

“ABL Credit Facility” means that credit agreement dated as of July 16, 2018, by and among the Company, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank, National Association, as administrative agent and collateral agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Sections 3.03 and 3.05 of this Indenture).

“ABL Intercreditor Agreement” means the ABL/Notes Intercreditor Agreement, dated as of the Measurement Date, among the Company, the Subsidiary Guarantors, the collateral agent of the First Lien Debt, on behalf of itself and the holders of the First Lien Debt, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and acknowledged by the Company and the Subsidiary Guarantors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“ABL Obligations” means (i) all Obligations under the ABL Credit Facility and under any other agreement, document or instrument relating to the ABL Credit Facility, (ii) all Hedge Obligations (as defined in the ABL Credit Facility) secured pursuant to the ABL Credit Documents and owing by the Company or any of its Subsidiaries, and (iii) all Bank Product Obligations (as defined in the ABL Credit Facility) secured pursuant to the ABL Credit Documents and owing the Company or any of its Subsidiaries. ABL Obligations shall in any event include: all principal, premium, interest, fees, attorney fees, costs, charges, expenses, reimbursement obligations, indemnities, guarantees, and all other amounts payable under or secured by or pursuant to any ABL Credit Document (including, in each case, all amounts (including interest, fees and expenses) accruing on or after the commencement of any Insolvency or Liquidation Proceeding relating to the Company or any Subsidiary Guarantor and all amounts that would have accrued or become due under the terms of the ABL Credit Documents but for the effect of the Insolvency or Liquidation Proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such Insolvency or Liquidation Proceeding).

“ABL Secured Parties” means the holders of any ABL Obligations.

“Acquired Indebtedness” means, with respect to any Person, Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, and Indebtedness secured by a Lien encumbering any asset acquired by such specified Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person is merged or consolidated with the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means additional Notes originally issued after the Issue Date (such Notes to be substantially in the form of Exhibit A) in connection with the exchange of all or any portion of up to $75,000,000 in aggregate principal amount of 2029 Debentures pursuant to clause (b) of Section 5.09 of the Junior Lien Term Loan Credit Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with the Company or any Restricted Subsidiary or (2) the acquisition by the Company or any Restricted Subsidiary of assets of any Person.

“Asset Disposition” means any sale, lease, transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or local ownership shares) (it being understood that the Capital Stock of the Company is not an asset of the Company), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)         a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)         the disposition of Cash Equivalents in the ordinary course of business or the voluntary termination or unwinding of Hedging Obligations;

(3)         a disposition of inventory in the ordinary course of business;

(4)         a disposition of used, obsolete, worn out, damaged or surplus equipment or equipment or assets that are no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)         any disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 4.01 or any disposition that constitutes a Change of Control;

(6)         an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)         for purposes of Section 3.07 only, the making of a Permitted Investment or a disposition subject to Section 3.04;

(8)         dispositions of Capital Stock of a Restricted Subsidiary or property or other assets in a single transaction or a series of related transactions with an aggregate Fair Market Value of less than $1.12 million;

(9)         the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(10)       dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)       the licensing or sublicensing of patents, trade secrets, know-how and other intellectual property, know-how or other general intangibles and licenses, leases or subleases of other property which do not materially interfere with the business of the Company and its Restricted Subsidiaries as operated immediately prior to the granting of such license, lease or sublease;

(12)        to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(13)        foreclosure on assets, Default Dispositions (as defined in the Global Intercreditor Agreement) or transfers by reason of eminent domain;

(14)       any sale of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15)        a Sale/Leaseback Transaction that is made for cash consideration in an amount not less than the cost of the underlying fixed or capital asset and is consummated within 180 days after the Company or any Restricted Subsidiary acquires or completes the acquisition of such fixed or capital asset;

(16)       the receipt by the Company or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(17)       operating leases in the ordinary course of business;

(18)       the surrender or waiver of contract rights or litigation rights or the settlement, release or surrender of tort or other litigation claims of any kind; and

(19)       the transfer of improvements, additions or alterations in connection with the lease of any property.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, (1) if such Sale/Leaseback Transaction does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP or (2) if such Sale/Leaseback Transaction constitutes a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Board of Directors” means:

(1)         with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any committee thereof duly authorized to act on behalf of the Board of Directors with respect to the relevant matter;

(2)         with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)         with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, at any time the sum, without duplication, of (i) 90% of net accounts receivable plus (ii) 85% of unbilled accounts to the extent such accounts would upon invoicing be classified within accounts receivable of the Company in accordance with GAAP plus (ii) 55% of the book value of inventory, in each case, of the Company and the Subsidiary Guarantors, on a consolidated basis.

“Business Day” means each day that is not a Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means (1) with respect to any Person that is a corporation, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock or Preferred Stock, and (2) with respect to any Person that is not a corporation, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing or cash or a combination thereof.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)         U.S. dollars, or in the case of any Foreign Subsidiary, such currencies held by it from time to time in the ordinary course of business;

(2)         securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)         marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4)         certificates of deposit, demand deposits, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank (x) the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A2” or the equivalent thereof by Moody’s or (y) the short term commercial paper of such commercial bank or its parent company is rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and having combined capital and surplus in excess of $500 million;

(5)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above, entered into with any bank meeting the qualifications specified in clause (4) above;

(6)         commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)         instruments equivalent to those referred to in clauses (1) through (6) above denominated in euros or any foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(8)         interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above;

(9)         money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by S&P or “Aaa” or the equivalent thereof by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(10)        in the case of any Foreign Subsidiary, high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates.

“Cash Management Obligations” means obligations of the Company or any Subsidiary in relation to treasury, depository or cash management services agreements (including, without limitation, purchase cards).

“CFC” means a controlled foreign corporation (as that term is defined in the Code) in which the Company or any Subsidiary Guarantor is a “United States shareholder” within the meaning of Section 951(b) of the Code.

“CFC Debt” means Indebtedness owed or treated as owed by one or more CFCs.

“Change of Control” means:

(1)         any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company (or its successors by merger, consolidation or purchase of all or substantially all of its assets);

(2)         the sale, assignment, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary; or

(3)         the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, neither the ownership nor acquisitions of shares of the Capital Stock of the Company by, nor the transfers of shares of the Capital Stock of the Company between, Members of the McClatchy Family or any McClatchy Family Entity shall constitute a Change of Control. For purposes of this definition, “McClatchy Family Entity” shall mean a Person in which Members of the McClatchy Family beneficially own (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as in effect on the date hereof) more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of such Person.

“Chatham” means Chatham Asset Management LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure Tranche A Loan, the Notes, and the Subsidiary Guarantees pursuant to the Collateral Documents.

“Collateral Agent” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 3.10 of this Indenture, and each other agreement that creates a Lien in favor of the Junior Lien Collateral Agent for the benefit of the Secured Parties.

“Commodity Agreement” means any commodity futures contract, commodity option, commodity swap agreement, commodity collar agreement, commodity cap agreement or other similar agreement or arrangement entered into by the Company or any Restricted Subsidiary.

“Common Stock” means, with respect to any Person, any and all shares, interest or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means The McClatchy Company until a successor replaces it pursuant to Section 4.01(c) and, thereafter, means such successor.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)         increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)          Consolidated Interest Expense; plus

(b)          Consolidated Income Taxes; plus

(c)          consolidated depreciation expense; plus

(d)          consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standards Board issued Accounting Standards Codification (“ASC”) Topic 350, Intangibles – Goodwill and Other and ASC Topic 360-10, Impairment and Disposal of Long-Lived Assets; plus

(e)          other non-cash charges, losses or expenses (including, without limitation, non-cash pension expense) reducing Consolidated Net Income, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation); plus

(f)          any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock); plus

(g)          any fees, charges or other expenses made or Incurred in connection with any actual or proposed Investment, asset sale, acquisition, recapitalization or issuance of Capital Stock or Incurrence of Indebtedness or any amendment or modification of Indebtedness (including as a result of Statement of Financial Accounting Standards 141R); plus

(h)          the amount of any restructuring charges (including lease termination, severance and relocation expenses), integration costs or other non-recurring charges or expenses deducted (and not added back) in such period in computing Consolidated Net Income; plus

(i)           [reserved]; plus

(j)          all non-cash pension expense included in non-operating expenses;

(2)         decreased (without duplication) by non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges that reduced EBITDA in any prior period); and

(3)         increased or decreased (without duplication) to eliminate the following items reflected in Consolidated Net Income:

(a)          any net gain or loss resulting in such period from Hedging Obligations and the application of ASC Topic 815, Derivatives and Hedging;

(b)          all unrealized gains and losses relating to financial instruments to which fair market value accounting is applied;

(c)          any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk); and

(d)          effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

Notwithstanding the foregoing, clauses (1)(b) through (e) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary (other than a Subsidiary Guarantor) was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1)(b) through (e) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period, the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including but not limited to the portion of any payments or accruals with respect to Capitalized Lease Obligations that are allocable to interest expense, excluding (w) any write-offs of capitalized fees under the ABL Credit Facility and all amendments thereto, (x) all non-cash charges for the amortization of original issue discount with respect to the First Lien Debt, the Tranche A Loan and the Notes, (y) all non-cash charges for the amortization of purchase price adjustments related to 2027 Debentures and 2029 Debentures in connection with the acquisition of Knight-Ridder, Inc. and (z) any interest on tax reserves to the extent the Company has elected to treat such interest as an interest expense under FIN 48 since its adoption.

“Consolidated Leverage Ratio” means at any date of determination the ratio of: (1) the sum of the aggregate outstanding amount of Indebtedness of the Company and the Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (2) the Company’s Consolidated EBITDA for the four most recently completed fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination for which financial statements are publicly available.

For purposes of this definition, the Company’s “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Indebtedness and the application of the proceeds from any Asset Disposition) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Disposition or Asset Acquisition occurred on the first day of the Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be (x) made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Asset Disposition or Asset Acquisition which is being given pro forma effect that have been or are expected to be realized within twelve (12) months after the date of such Asset Disposition or Asset Acquisition as the result of specified actions taken or to be taken within six (6) months after such date), except as otherwise provided herein or (y) determined in accordance with Regulation S-X.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (before preferred stock dividends); provided, however, that there will not be included in such Consolidated Net Income:

(1)         any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)          subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Person for such period will be included (and, without duplication, and to the extent such amounts decreased the Company’s equity in the net income of any such Person for such period, shall be increased by the Company’s Proportionate Equity Share of the amounts described in clauses (1)(a), (1)(b), (1)(c) and 1(d) of the definition of Consolidated EBITDA that decreased the net income of such Person during such period) in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period or, without duplication, within three months following the last day of such period and prior to the date of determination or which the Company has determined as of such date of determination will be distributed imminently in respect of such period (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)          the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary during such period;

(2)         solely for the purpose of determining the amount available for Restricted Payments under Section 3.04(a)(iv)(3)(A), any net income (but not loss) of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order, statute, rule or government regulation (which have not been waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)          subject to the limitations contained in clauses (3) through (6) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)          the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)         any after-tax effect of gain or loss (less all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) other than in the ordinary course of business;

(4)         any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments;

(5)         the after-tax effect of extraordinary gain or loss;

(6)         the after-tax effect of the cumulative effect of a change in accounting principles;

(7)         any after-tax effect of non-cash impairment charges recorded in connection with the application of ASC Topic 350, Intangibles – Goodwill and Other and ASC Topic 360-10, Impairment and Disposal of Long-Lived Assets; and

(8)         any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary; provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

“Corporate Trust Office” shall be at the address of the Trustee or Collateral Agent, as applicable, specified in Section 13.01 or such other address as to which the Trustee or Collateral Agent, as applicable, may give notice to the Company or Holders pursuant to the procedures set forth in Section 13.01.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debt Facility” or “Debt Facilities” means, with respect to the Company or any Subsidiary Guarantor, one or more financing arrangements (including, without limitation, credit facilities, indentures and note purchase agreements and including the ABL Credit Facility and the Junior Lien Term Loan Facility) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original trustee, administrative agent, holders and lenders or another trustee, administrative agent or agents), including, without limitation, any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder pursuant to incremental facilities or adding Subsidiaries of the Company as additional guarantors thereunder, and whether or not increasing the amount of Indebtedness that may be issued thereunder.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Non-cash Consideration” means any consideration which is not cash or Cash Equivalents received by the Company or its Restricted Subsidiaries in connection with an Asset Disposition that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Company at the time of such Asset Disposition. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been transferred, sold or otherwise exchanged for or converted into or for cash or Cash Equivalents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)), or (3) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with Section 3.07 and unless such repurchase or redemption would comply with Section 3.04.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Company, certain Subsidiary Guarantors and Chatham, on behalf of itself and in a representative capacity on behalf of certain of its Affiliates, relating to the exchange of Tranche B Loans for the Initial Notes hereunder.

“Excluded Property” has the meaning assigned to it in the Security Agreement.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any FSHCO, (c) any Foreign Subsidiary, (d) any domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (e) any not-for-profit subsidiary or captive insurance subsidiary and (f) any Subsidiary that is prohibited by any applicable requirement of law from becoming a Subsidiary Guarantor for so long as such legal prohibition exists.

“Fair Market Value” means, with respect to any property, the price that would reasonably be expected to be paid in an arm’s length free-market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, by (x) if such decision involves a determination of Fair Market Value equal or less than $50.0 million, in good faith by any member of the Senior Management of the Company and (y) if such decision involves the determination of Fair Market Value in excess of $50.0 million, in good faith by the Board of Directors of the Company.

“Family Percentage Holding” means the aggregate percentage of the securities held by a Qualified Trust representing, directly or indirectly, an interest in voting shares or rights to voting shares of the Company that it is reasonable, under all the circumstances, to regard as being held beneficially for Qualified Persons (or any class consisting of two or more Qualified Persons); provided, however, always that in calculating the Family Percentage Holding (A) in respect of any power of appointment or discretionary trust capable of being exercised in favor of any of the Qualified Persons such trust or power shall be deemed to have been exercised in favor of Qualified Persons until such trust or power has been otherwise exercised; (B) where any beneficiary of a Qualified Trust has assigned, transferred or conveyed, in any manner whatsoever, his or her beneficial interest to another Person, then, for the purpose of determining the Family Percentage Holding in respect of such Qualified Trust, the Person to whom such interest has been assigned, transferred or conveyed shall be regarded as the only Person beneficially interested in the Qualified Trust in respect of such interest but in the case where the interest so assigned, transferred or conveyed is an interest in a discretionary trust or is an interest which may arise as a result of the exercise in favor of the assignor of a discretionary power of appointment and such discretionary trust or power of appointment is also capable of being exercised in favor of a Member of the McClatchy Family, such discretionary trust or power shall be deemed to have been so exercised in favor of Qualified Persons until it has in fact been otherwise exercised; and (C) the interest of any Permitted Residuary Beneficiary shall be ignored until its interest has indefeasibly vested.

“First Lien Debt” means the 9.000% Senior Secured Notes due 2026 issued by the Company on the Measurement Date, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof.

“Foreign Subsidiary” means any Subsidiary that is not a U.S. Person and any Subsidiary of such Subsidiary.

“FSHCO” means any direct or indirect domestic Subsidiary if substantially all of its assets consist, directly or indirectly, of (i) the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs or other FSHCOs or (ii) CFC Debt.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Measurement Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided that, except as otherwise provided in this Indenture, all calculations made for purposes of determining compliance with the terms of this Indenture shall use GAAP as in effect on the Measurement Date; provided that “Capitalized Lease Obligation” (or whether a lease would constitute an operating lease) shall be determined without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under generally accepted accounting principles in the United States of America as in effect on January 1, 2018. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture. For the avoidance of doubt, all financial statements of the Company and its subsidiaries, including those delivered pursuant to Section 3.02 of this Indenture shall be prepared in accordance with generally accepted accounting principles in the United States of America as in effect from time to time.

“Global Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, dated as of the Measurement Date, among the collateral agent for the First Lien Debt, the ABL Agent and the Junior Lien Collateral Agent and acknowledged by the Company and the Subsidiary Guarantors, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Global Note Legend” means the legend set forth in Section 2.01(b) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Section 2.01 or 2.06 hereof.

“Good Faith by the Company” means the decision in good faith by a responsible financial or accounting officer of the Company.

“Guarantee” means any obligation, contingent or otherwise, of any Person, directly or indirectly, guaranteeing any Indebtedness or other financial obligations of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)         to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)         entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other financial obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Wholly-Owned Subsidiary (other than a Foreign Subsidiary) whose total assets, as of that date, are less than $5.0 million and whose total revenues for the most recent 12-month period do not exceed $5.0 million; provided that a Wholly-Owned Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Incurs any First Lien Debt, ABL Obligations, Permitted Additional Secured Obligations or Junior Indebtedness.

“Incur” means to issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)         the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)         the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)         the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto; except to the extent such reimbursement obligation relates to a Trade Payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business) other than obligations with respect to letters of credit, bankers’ acceptances or similar instruments securing obligations (other than obligations described in clauses (1) and (2) above and clause (5) below) entered into in the ordinary course of business of such Person to the extent such letters of credit, bankers’ acceptances or similar instruments are not drawn upon or, to the extent drawn upon, such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, bankers’ acceptances or similar instruments;

(4)         the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto, except (i) any such balance that constitutes a Trade Payable, accrued liability or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (ii) any earn-out obligation, purchase price adjustment or other deferred payment until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)         Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor);

(6)         the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)         the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the principal amount of such Indebtedness of such other Persons;

(8)         the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of the guarantor or obligor); and

(9)         to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

In no event shall the term “Indebtedness” include (i) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five (5) Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (ii) obligations in respect of performance, appeal or other surety bonds or completion guarantees incurred in the ordinary course of business, (iii) except as provided in clause (5) above, any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP, (iv) any liability for federal, state, local or other taxes not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP or (v) any customer deposits or advance payments received in the ordinary course of business.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect to borrowed money of such Person or other Persons shall not be deemed to constitute Indebtedness. Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness,” provided that such money is held to secure the payment of such interest.

“Independent Financial Advisor” means (1) an accounting, appraisal or investment banking firm or (2) a consultant to Persons engaged in a Related Business, in each case, of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other applicable Bankruptcy Law with respect to the Company or any Subsidiary Guarantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to the Company or any Subsidiary Guarantor or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding-up of the Company or any Subsidiary Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any Subsidiary Guarantor.

“Intercreditor Agreements” means the Global Intercreditor Agreement, the ABL Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $193,466,000.00 in aggregate principal amount of 6.875% Senior Secured Junior Lien Notes due 2031 of the Company issued under this Indenture on the Issue Date.

“Intellectual Property Security Agreement” has the meaning assigned to it in the Security Agreement.

“Interest Payment Date” means January 15 and July 15 of each year, commencing on January 15, 2019 and ending at the Stated Maturity of the Notes.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” in any Person means any direct or indirect advance, loan (other than advances or extensions of credit in the ordinary course of business that are in conformity with GAAP recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)         Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)         endorsements of negotiable instruments and documents in the ordinary course of business;

(3)         an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company;

(4)         a deposit of funds in connection with an acquisition; provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person who made it;

(5)         an account receivable arising, or prepaid expenses or deposits made, in the ordinary course of business; and

(6)         licensing or transfer of know-how or intellectual property or the providing of services in the ordinary course of business.

For purposes of Section 3.04, (1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets (as conclusively determined in good faith by the Board of Directors of the Company) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means December 18, 2018.

“Junior Indebtedness” means Indebtedness that is subordinated to the payment of the Notes Obligations or that are secured by Junior Liens.

“Junior Lien Collateral Agent” means The Bank of New York Mellon, as collateral agent on behalf of all Secured Parties.

“Junior Lien Intercreditor Agreement” means the Amended and Restated Tranche A/B Intercreditor Agreement, dated as of December 18, 2018, between the Tranche A Collateral Agent, the Tranche B Collateral Agent and the Collateral Agent and acknowledged by the Company and the Subsidiary Guarantors, as amended, restated, amended and restated, supplemented or otherwise modified or replaced from time to time in accordance with the terms thereof.

“Junior Liens” means any obligations secured by Liens that are subordinated to the Liens securing the Note Obligations.

“Junior Lien Term Loan Credit Agreement” means that certain Junior Lien Term Loan Credit Agreement, dated as of the Measurement Date, among the Company, the Subsidiary Guarantors party thereto, the lenders party thereto from time to time, and The Bank of New York Mellon, as administrative agent, Tranche A Collateral Agent and Tranche B Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Junior Lien Term Loan Facility” means the Tranche A Loans together with the Tranche B Loans.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or any filing or agreement to give any financing statement in connection therewith) be deemed to constitute a Lien.

“Make-Whole Amount” means, as determined by the Company with respect to any Note on any Redemption Date, the excess, if any, of (A) the present value as of such Redemption Date of (1) the principal amount of such Note plus (2) all interest that would have accrued on such principal amount from such Redemption Date to, but not including, July 15, 2031 (excluding accrued but unpaid interest to, but excluding, such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (B) the principal amount of such Note.

“Measurement Date” means July 16, 2018.

“Member of the McClatchy Family” means: (1) Trust for the Primary Benefit of James B. McClatchy, Trust for the Primary Benefit of Charles K. McClatchy, Trust for the Primary Benefit of Sue Stiles, Molly Maloney Evangelisti, Brown McClatchy Maloney, Kevin McClatchy, Adair McClatchy, Carlos McClatchy, Trust FBO William McClatchy, C.K. McClatchy Exempt T/U/W fbo Charles K. McClatchy, C.K. McClatchy Non-exempt T/U/W fbo Charles K. McClatchy, Britney Beth Maloney, Trust FBO Cortney Cate Maloney, Trust FBO Blaire Brinnen Maloney, Trust FBO Mallory McClatchy Maloney, and Carolan Kelly Stiles; (2) the spouse, for the time being and from time to time, of any Person listed in clause (1) above; (3) after the death of any Person listed in clause (1) above, the widow or widower, if any, of any Person listed in clause (1) above; (4) the issue of any Person listed in clause (1) above; (5) individuals adopted by any Person listed in clause (1) above or adopted by any of the issue of any Person listed in clause (1) above; provided, however, that such individuals have not attained the age of majority at the date of such adoption, together with the issue of any such adopted individuals; provided that if any Person is born out of wedlock he shall not be deemed to be the issue of another Person for the purposes hereof unless and until he is proven or acknowledged to be the issue of such Person; or (6) a Qualified Trust, but only to the extent of its Family Percentage Holding of voting shares or rights to voting shares of the capital stock of the Company at such time.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock of the Company or any Restricted Subsidiary or Indebtedness, the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)         as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)         no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)         the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and any Additional Notes, treated as a single class of securities.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Documents” means this Indenture, the Notes and the Collateral Documents.

“Notes Obligations” means Obligations in respect of the Notes, the Subsidiary Guarantees, this Indenture and the Collateral Documents.

“Obligations” means any principal, interest, fees and expenses (including any interest, fees, expenses and other amounts accruing on or after the filing of any petition in bankruptcy or the commencement of any Insolvency or Liquidation Proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest, fees or expenses and other amounts are an allowed claim under applicable state, federal or foregoing law), penalties, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, fees, expenses, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or, in the event that a Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person. “Officer” of the Company or any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion, reasonably acceptable to the Trustee, from legal counsel. The counsel may be an employee of or counsel to the Company or a Subsidiary Guarantor.

“Permitted Additional Secured Obligations” means any Indebtedness (other than the First Lien Debt) that is secured by a Lien permitted by clause (1) (or, to the extent relating to Refinancings of Indebtedness secured by Liens permitted by such clause, (19)) of the definition of “Permitted Liens.”

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Debt” means Indebtedness of the Company (which may be guaranteed by any Subsidiary Guarantor) (i) no portion of which has a scheduled maturity prior to the date that is six months after the final maturity of the First Lien Debt, and (ii) which is not guaranteed by any Subsidiary of the Company that is not a Subsidiary Guarantor.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)         the Company or a Restricted Subsidiary, including through the purchase of Capital Stock of a Restricted Subsidiary;

(2)         any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Related Business if as a result of such Investment:

(a)          such Person becomes a Restricted Subsidiary; or

(b)          such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3)         cash and Cash Equivalents or Investments that constituted Cash Equivalents at the time made;

(4)         receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)         commission, relocation, entertainment, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)         loans or advances to, or guarantees of third party loans to, employees, officers or directors of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5.75 million with respect to all loans or advances or guarantees made since the Measurement Date (without giving effect to the forgiveness of any such loan);

(7)         any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a)          in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a judgment, bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable;

(b)          as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(c)          in the form of notes payable, or stock or other securities issued by account debtors to the Company or any Restricted Subsidiary pursuant to negotiated agreements with respect to the settlement of such account debtor’s accounts, and other Investments arising in connection with the compromise, settlement or collection of accounts receivable, in each case in the ordinary course of business;

(8)         Investments made as a result of the receipt of non-cash consideration (including Designated Non-cash Consideration) from an Asset Disposition that was made pursuant to and in compliance with Section 3.07 or any other disposition of assets not constituting an Asset Disposition;

(9)         Investments in existence on the Measurement Date, and any extension, modification or renewal of any such Investments, or Investments purchased or received in exchange for such Investments, existing on the Measurement Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Measurement Date);

(10)        any Person to the extent such Investments consist of Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.03 or that do not constitute Indebtedness;

(11)        Guarantees of Indebtedness issued in accordance with Section 3.03;

(12)        Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan including, without limitation, split-dollar insurance policies, in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(13)        Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(14)        any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility, unemployment insurance, workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(15)        prepayments and other credits to suppliers made in the ordinary course of business;

(16)        endorsements of negotiable instruments and documents in the ordinary course of business;

(17)        loans or advances or similar transactions with customers, distributors, clients, developers, suppliers or purchasers of goods or services in the ordinary course of business;

(18)        Investments by the Company in connection with joint production arrangements in the form of dispositions of equipment to a joint venture entity in exchange for Capital Stock of or Indebtedness of the joint venture entity so long as within 30 days after such disposition but subject to the definition of Excluded Property, the Company’s or the applicable Restricted Subsidiary’s Capital Stock or Indebtedness in such entity are pledged to the Junior Lien Collateral Agent; and

(19)        Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (19), in an aggregate amount at the time of such Investment not to exceed $28.0 million outstanding at any one time (with the Fair Market Value of such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1)         Liens on the Collateral securing Indebtedness Incurred pursuant to Section 3.03(b)(i);

(2)         pledges or deposits by such Person under workers’ compensation laws, unemployment, general insurance and other insurance laws and old-age pensions and other social security or retirement benefits or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)         Liens imposed by law and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, in each case Incurred in the ordinary course of business;

(4)         Liens for taxes, assessments or other governmental charges or levies not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings, provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)         Liens in favor of issuers of surety, appeal or performance bonds or letters of credit or bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)         minor survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)         Liens securing Hedging Obligations relating to Indebtedness so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)         leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)         judgment Liens not giving rise to an Event of Default and Liens securing appeal or surety bonds related to such judgment so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)        Liens for the purpose of securing (A) any Attributable Indebtedness in respect of a Sale/Leaseback Transaction Incurred pursuant to Section 3.03(b)(xvii) or (B) the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, Purchase Money Indebtedness or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that, in the case of this subclause (10)(B):

(a)          the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved plus reasonable fees and expenses of such Person incurred in connection therewith; and

(b)          such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto and the proceeds thereof;

(11)        Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(12)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)        Liens existing on the Measurement Date (other than Liens permitted under clause (1) above or clause (35) below);

(14)        Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)        Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)        Liens on Capital Stock of Unrestricted Subsidiaries to secure Indebtedness of Unrestricted Subsidiaries;

(18)        deposits as security for contested taxes or contested import to customs duties;

(19)        Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (1), (10), (13), (14), (15), (19) or (36) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being Refinanced and if the Indebtedness being Refinanced was secured by Junior Liens then the Liens securing the Refinancing Indebtedness shall be Junior Liens;

(20)        any interest or title of a lessor under any operating lease;

(21)        Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)        Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(23)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24)        Liens on funds of the Company or any Subsidiary held in deposit accounts with third party providers of payment services securing credit card charge-back reimbursement and similar cash management obligations of the Company or the Subsidiaries;

(25)        Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(26)        Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder;

(27)        Liens on insurance policies and proceeds of insurance policies (including rebates of premiums) securing Indebtedness incurred pursuant to Section 3.03(b)(xii) to finance the payment of premiums on the insurance policies subject to such Liens;

(28)        statutory, common law or contractual Liens of landlords;

(29)        customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted under Section 3.03 is Incurred;

(30)        Liens on any cash earnest money deposit made by the Company or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Indenture;

(31)        Liens in favor of credit card processors granted in the ordinary course of business;

(32)        Liens arising in connection with Cash Equivalents describe in clause (5) of the definition of “Cash Equivalents”;

(33)        Liens securing other obligations in an amount not to exceed $28.0 million at any time outstanding (it being understood that such Liens may not be Liens on the Collateral ranking pari passu or senior to the Liens securing First Lien Debt);

(34)        Liens securing cash management obligations incurred in the ordinary course of business; and

(35)        Liens on the Collateral securing Indebtedness Incurred pursuant to Section 3.03(b)(ii), (B) Hedging Obligations and Cash Management Obligations that are secured ratably (other than with respect to cash collateral for letters of credit) with Indebtedness outstanding pursuant to Section 3.03(b)(ii) and (C) Liens on cash or deposits granted to the collateral agent with respect to Indebtedness Incurred pursuant to Section 3.03(b)(ii) in respect of letters of credit issued and outstanding thereunder; and

(36)        Junior Liens on the Collateral securing Junior Indebtedness.

“Permitted Residuary Beneficiary” means any Person who is a beneficiary of a Qualified Trust and, under the terms of the Qualified Trust, is entitled to distributions out of the capital of such Qualified Trust only after the death of all of the Qualified Persons who are beneficiaries of such Qualified Trust.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock” means, as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.01(c) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Priority Indebtedness” means “First Lien Obligations” as defined in the Global Intercreditor Agreement.

“Proportionate Equity Share” means, with respect to the Company’s equity in the net income of any Person included in the Company’s Consolidated Net Income pursuant to clause (1) of the definition thereof, the ratio of the Company’s equity in the net income of such Person during the applicable period to the total net income of such Person for such period.

“Purchase Money Indebtedness” means Indebtedness (including Capitalized Lease Obligations) Incurred (within 365 days of such purchase or lease) to finance or refinance the purchase, lease, construction, installation, or improvement of any assets used or useful in a Related Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets).

“Qualified Person” means a Person referred to in clauses (1) through (5) of the definition of Member of the McClatchy Family or the spouse, widow or widower for the time being and from time to time of any Person described in clause (4) or (5) of the definition of “Member of the McClatchy Family.”

“Qualified Trust” means a trust (whether testamentary or inter vivos) any beneficiary of which is a Qualified Person.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Rating Agencies” means S&P and Moody’s or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 1 and July 1 (whether or not a Business Day) next preceding such Interest Payment Date.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, replace, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to Refinance any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company that Refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that Refinances Indebtedness of another Restricted Subsidiary (except that a Subsidiary Guarantor shall not Refinance Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor)), including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)         if the Stated Maturity of the Indebtedness being Refinanced is later than the Stated Maturity of the Notes, the entire principal amount of the Refinancing Indebtedness has a Stated Maturity at least six (6) months later than the Stated Maturity of the Notes;

(2)         the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced at such time;

(3)         such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest, premiums required by the instruments governing such existing Indebtedness or premiums necessary to effectuate such Refinancing and costs, fees and expenses Incurred in connection therewith);

(4)         if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being Refinanced; and

(5)         Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Subsidiary Guarantor.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the Measurement Date and any reasonable extension or evolution of any of the foregoing, including without limitation, the online business of the Company and its Restricted Subsidiaries.

“Representative”, solely with respect to Article XII herein, has the meaning set forth in the Global Intercreditor Agreement.

“Responsible Officer” means, when used with respect to the Trustee or Collateral Agent, any officer within the corporate trust department of the Trustee or Collateral Agent, as applicable, including any vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.) or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Subsidiaries) and the Company or such Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to it in the Security Agreement, including, without limitation, the Trustee.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the security agreement dated July 16, 2018, among the Company, the Subsidiary Guarantors and the Junior Lien Collateral Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Senior Management” means the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” of any Person means (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), or (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantee” means, individually, any Guarantee by a Subsidiary Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with this Indenture); provided that upon release or discharge of such Restricted Subsidiary from its Subsidiary Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“substantially concurrent” means, with respect to two or more events, the occurrence of such events within 45 days of each other.

“Trade Payables” means, with respect to any Person, any accounts payable to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche A Collateral Agent” means The Bank of New York Mellon, acting in its capacity as collateral agent for the holders of the Tranche A Loan under the Junior Lien Term Loan Credit Agreement, and any successor thereto.

“Tranche B Collateral Agent” means The Bank of New York Mellon, acting in its capacity as collateral agent for the holders of the Tranche B Loan under the Junior Lien Term Loan Credit Agreement, and any successor thereto.

“Tranche A Loan” means the secured term loans in aggregate principal amount of $157,083,000.00 made to the Company on the Measurement Date, pursuant to the Junior Lien Term Loan Credit Agreement.

“Tranche B Loan” means the secured term loans in aggregate principal amount of $193,466,000.00 made to the Company on the Measurement Date, pursuant to the Junior Lien Term Loan Credit Agreement.

“Treasury Rate” means, as of any applicable Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the applicable Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or available, any publicly available source of similar market data selected by the Company) most nearly equal to the period from the applicable Redemption Date to July 15, 2031; provided, however, that if the period from the applicable Redemption Date to July 15, 2031 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the applicable Redemption Date to July 15, 2031 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means such successor.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code or the Uniform Commercial Code of any other jurisdiction applicable to the Collateral, in each case, as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)         such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)         all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter while they are Unrestricted Subsidiaries, consist of Non-Recourse Debt;

(3)         such designation and the Investment of the Company in such Subsidiary complies with Section 3.04;

(4)         such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)         such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)          to subscribe for additional Capital Stock of such Person; or

(b)          to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)         on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 3.03(a) on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) of Regulation S under the Securities Act.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares or local ownership shares) is owned by the Company or another Wholly-Owned Subsidiary.

SECTION 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	3.08(a)
“Applicable Law”	12.17
“Bankruptcy Code”	6.01
“Bankruptcy Law”	6.01
“Blockage Notice”	11.03
“covenant defeasance option”	8.01(b)
“Custodian”	6.01
“Default Interest”	6.01(a)
“Defaulted Interest”	2.12(b)
“DTC”	2.01(b)
“Event of Default”	6.01
“Guarantor Obligations”	10.01
“legal defeasance option”	8.01(b)
“Non-Priority Payment Default”	11.03
“Non-U.S. Person”	2.01(c)
“pay the Guarantor Obligations”	11.03
“Paying Agent”	2.03
“Payment Blockage Period”	11.03
“payment default”	6.01(a)(vi)(A)
“Priority Payment Default”	11.03
“Qualified Institutional Buyer”	2.01(c)
“Redemption Date”	5.04
“Redemption Price”	5.01
“Registrar”	2.03
“Resale Restriction Termination Date”	2.01(c)
“Restricted Payment”	3.04(a)
“Special Interest Payment Date”	2.12(a)
“Special Record Date”	2.12(a)
“Successor Company”	4.01(a)(i)

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(a)          a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)          “or” is not exclusive;

(d)          “including” means including without limitation;

(e)          words in the singular include the plural and words in the plural include the singular;

(f)          unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g)          references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)          unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)          the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)          any requirement to pay interest on the Notes shall include all additional interest required pursuant to Section 6.01.

ARTICLE II

The Notes

SECTION 2.01 Form and Dating.

(a)          The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, the terms of which are incorporated in and made a part hereof. The Notes may have notations, legends or endorsements approved as to form by the Company, and required by law, stock exchange rule, agreements to which the Company is subject or usage. Each Note shall be dated the date of its authentication. The Notes shall be issuable only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)          The Notes shall initially be issued in the form of one or more Global Notes and The Depository Trust Company (“DTC”), its nominees, and their respective successors, shall act as the Depositary with respect thereto. Each Global Note (i) shall be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, (ii) shall be delivered by the Trustee to such Depositary or held by the Trustee as custodian for the Depositary pursuant to such Depositary’s instructions, and (iii) shall bear a Global Note Legend in substantially the following form:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

(c)          Except as permitted by Section 2.06(g), any Note not registered under the Securities Act shall bear the following Private Placement Legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO A “NON-U.S. PERSON” AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF, AND IN COMPLIANCE WITH, REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

THE HOLDER OF THIS SECURITY WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the global Note for all purposes whatsoever, including but not limited to notices and payments. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note. Any notice to be delivered to DTC (including, but not limited to, a notice of redemption) may be delivered electronically by the Trustee in accordance with Applicable Procedures of DTC.

SECTION 2.02 Form of Execution and Authentication. An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $193,466,000.00, and (ii) subject to compliance with Sections 3.03 and 3.05 hereof, any Additional Notes, in each case upon written order of the Company in the form of an Officers’ Certificate, which Officers’ Certificate shall, in the case of any issuance of Additional Notes, certify that such issuance is in compliance with Sections 3.03 and 3.05, together with an Opinion of Counsel stating that such securities have been duly authorized, executed and delivered by the Company and, when duly authenticated and delivered by the Trustee, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms (subject to customary exceptions); provided that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purpose or other securities law purpose, then such Additional Notes will have a separate CUSIP number. In addition, each such Officers’ Certificate shall specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be Initial Notes or Additional Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and shall further specify the amount of such Notes to be issued as Global Notes or Definitive Notes. Such Notes shall initially be in the form of one or more Global Notes, which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Notes to be issued, (ii) shall be registered in the name of the Depositary or its nominee and (iii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction. All Notes issued under this Indenture shall vote and consent together on all matters as one class and no series of Notes will have the right to vote or consent as a separate class on any matter.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company or any Affiliate of the Company.

SECTION 2.03 Registrar and Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (including any co-registrar, the “Registrar”) and (ii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent, Registrar or co-registrar without prior notice to any Holder of a Note. The Company shall notify the Trustee in writing and the Trustee shall notify the Holders of the Notes of the name and address of any Agent not a party to this Indenture. The Company may act as Paying Agent, Registrar or co-registrar. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. The agreement shall implement the provisions hereof that relate to such Agent. The Company shall notify the Trustee in writing of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.11.

The Company initially appoints the Trustee as Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes.

SECTION 2.04 Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes, and shall notify the Trustee in writing of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company) shall have no further liability for the money delivered to the Trustee. If the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent.

SECTION 2.05 Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders of the Notes. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders of the Notes, including the aggregate principal amount of the Notes held by each thereof.

SECTION 2.06 Transfer and Exchange.

(a)          Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Notes will be exchanged by the Company for Definitive Notes, subject to any applicable laws, only if (i) the Company delivers to the Trustee notice from the Depositary that (A) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or (B) the Depositary is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary, (ii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes or (iii) if the Company notifies the Trustee that it elects to cause the issuance of Definitive Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Participants and Indirect Participants of their interests in such Global Note, certificated Notes will be issued to each Person that such Participants, Indirect Participants and DTC jointly identify as being the beneficial owner of the related Notes. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06. However, beneficial interests in a Global Note may be transferred and exchanged as provided in paragraphs (b), (c) or (i) below.

(b)          Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions hereof and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth in this Indenture to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with the applicable subparagraphs below.

(i)          Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, no transfer of beneficial interests in a Regulation S Global Note may be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser) unless permitted by applicable law and made in compliance with subparagraphs (ii) and (iii) below. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this subparagraph (i) unless specifically stated above.

(ii)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to subparagraph (i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase, or (B) (1) if Definitive Notes are at such time permitted to be issued pursuant to this Indenture, a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to paragraph (m) below.

(iii)        Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of subparagraph (ii) above and the Registrar receives the following:

(A)         if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)         if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)        [Reserved].

(c)          Transfer and Exchange of Beneficial Interests for Definitive Notes.

(i)          Transfer and Exchange of Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes. Subject to Section 2.06(a) If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then upon receipt by the Registrar of the following documentation:

(A)         if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)         if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)         if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof; and

(D)         if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Restricted Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this paragraph (c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this subparagraph (i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)         [Reserved].

(iii)        Transfer and Exchange of Beneficial Interests in Unrestricted Global Notes for Unrestricted Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in subparagraph (b)(ii) above, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to paragraph (m) below, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the certificate a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this subparagraph (c)(iii) shall not bear the Private Placement Legend.

(d)          Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)          Transfer and Exchange of Restricted Definitive Notes for Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)         if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)         if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C)         if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)         [Reserved].

(iii)        Transfer and Exchange of Unrestricted Definitive Notes for Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from an Unrestricted Definitive Note or a Restricted Definitive Note, as the case may be, to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an authentication order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Unrestricted Definitive Notes or Restricted Definitive Notes, as the case may be, so transferred.

(e)          Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this paragraph (e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this paragraph (e).

(f)          Transfer of Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)         if the transfer will be made pursuant to Rule 144A under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)         if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)         if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including, if the Registrar so requests, a certification or Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act.

(g)          [Reserved].

(h)          Transfer of Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(i)          [Reserved].

(j)          [Reserved].

(k)         Private Placement Legend.

(A)         Except as permitted by subparagraph (B) below, each Global Note (other than an Unrestricted Global Note) and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the Private Placement Legend.

(B)         Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (c)(iii), (d)(iii), (e) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(l)          Global Note Legend. Each Global Note shall bear the Global Note Legend.

(m)        Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(n)         General Provisions Relating to Transfers and Exchanges.

(i)          To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order or at the Registrar’s request.

(ii)         No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.02, 2.10, 3.07 and 5.07).

(iii)        The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except for the unredeemed portion of any Note being redeemed in part.

(iv)        All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits hereof, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)         The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business on a Business Day fifteen (15) days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi)        Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)       The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(viii)      All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)         The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(x)          Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.07 Replacement Notes. If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by two Officers of the Company, shall authenticate a replacement Note if the Trustee’s requirements for replacements of Notes are met. The Holder must supply indemnity or security sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent or any authenticating agent from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their fees and expenses in replacing a Note including amounts to cover any tax, assessment, fee or other governmental charge that may be imposed in relation thereto.

Every replacement Note is an obligation of the Company.

SECTION 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 3.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

Subject to Section 2.09, a Note does not cease to be outstanding because the Company, a Subsidiary of the Company or an Affiliate of the Company holds the Note.

SECTION 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Subsidiary of the Company or any Affiliate of the Company shall be considered as though not outstanding, except that for purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer actually knows to be so owned shall be so considered. Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Subsidiary of the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by the Company, a Subsidiary of the Company or an Affiliate of the Company until legal title to such Notes passes to the Company, such Subsidiary or such Affiliate, as the case may be.

SECTION 2.10 Temporary Notes. Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company and the Trustee consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee, upon receipt of the written order of the Company signed by two Officers of the Company, shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as Definitive Notes.

SECTION 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in its customary manner (subject to the record retention requirements of the Exchange Act), unless the Company directs copies of canceled Notes to be returned to it. The Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12 Payment of Interest; Defaulted Interest.

(a)          Interest on any Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more predecessor Notes) is registered at the close of business on the regular Record Date for such interest at the office or agency of the Company maintained for such purpose pursuant to Section 2.03.

(b)          Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular Record Date by virtue of having been such Holder, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i)          The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice unless a shorter period shall be acceptable to the Trustee) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Trustee shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date, and in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.01, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

(ii)         The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause (b), such manner of payment shall be deemed practicable by the Trustee.

Notwithstanding the foregoing or anything to the contrary in this Indenture or the Notes, if any such Interest Payment Date (other than an Interest Payment Date at maturity) would otherwise be a day that is not a Business Day, then the Interest Payment Date shall be postponed to the next succeeding Business Day (except if that Business Day falls in the next succeeding calendar month, then interest shall be paid on the immediately preceding Business Day). If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day shall be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest shall be payable as a result of such delay in payment.

Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13 CUSIP Numbers. The Company in issuing the Notes may use “CUSIP” numbers (if then generally in use). The Trustee shall not be responsible for the use of CUSIP numbers, and the Trustee makes no representation as to their correctness as printed on any Note or notice to Holders. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

SECTION 2.14 [Reserved].

SECTION 2.15 Record Date. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in, or required or permitted to be taken pursuant to, this Indenture. If a record date is fixed, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

ARTICLE III

Covenants

SECTION 3.01 Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.02 SEC Reports. Any documents or reports that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by the Company with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 or any successor rule under the Exchange Act).  Documents filed by the Company with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto).  Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and the Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

In addition, the Company and the Subsidiary Guarantors shall make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to the extent such Notes constitute “restricted securities” within the meaning of the Securities Act.

In no event shall the Trustee be responsible for determining whether the Company has satisfied its delivery obligations set forth in the foregoing Section 3.02.

SECTION 3.03 Limitation on Indebtedness.

(a)          The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and the Subsidiary Guarantors may Incur Permitted Debt if on the date thereof and, after giving effect thereto and the application of the proceeds thereof on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be no greater than 5.75 to 1.00.

(b)         The provisions of Section 3.03(a) shall not apply to the Incurrence of the following Indebtedness:

(i)          Indebtedness of the Company evidenced by (A) the Junior Lien Term Loan Facility, (B) the Notes (other than Additional Notes) and Indebtedness of Subsidiary Guarantors evidenced by the Subsidiary Guarantees relating to the Notes (other than Additional Notes) and (C) (1) First Lien Debt and (2) Permitted Additional Secured Obligations so long as, in the case of this subclause (2), immediately after giving effect thereto, the aggregate principal amount of First Lien Debt and Permitted Additional Secured Obligations then outstanding does not exceed the excess, if positive, of (x) 2.12x Consolidated EBITDA of the Company for the most recent four fiscal quarter period for which internal financial statements are available (with such pro forma adjustments to Consolidated EBITDA as are consistent with those set forth in the definition of “Consolidated Leverage Ratio”) minus (y) the aggregate principal amount of First Lien Debt redeemed following the Measurement Date pursuant to a mandatory redemption and, solely to the extent resulting in a reduction in the Company’s obligations to redeem First Lien Debt pursuant to an excess cash flow mandatory redemption, the principal amount of First Lien Debt retired by the Company pursuant to open market purchases or optional redemption of the First Lien Debt;

(ii)         Indebtedness Incurred pursuant to Debt Facilities in an aggregate principal amount not to exceed the sum of $44.8 million plus the Borrowing Base at any time outstanding;

(iii)        Guarantees by (x) the Company or a Subsidiary Guarantor (including any Restricted Subsidiary the Company elects to cause to become a Subsidiary Guarantor in connection therewith) of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary in accordance with the provisions of this Indenture, and (y) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

(iv)        Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(A)         if the Company is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to any First Lien Debt;

(B)         if a Subsidiary Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of such Subsidiary Guarantor; and

(C)         (1) any subsequent issuance or transfer of Capital Stock or any other event that results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and (2) any subsequent sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be;

(v)         any Indebtedness (other than the Indebtedness described in clauses (i) and (ii)) outstanding on the Measurement Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clause (i), this clause (v) or clause (vi) or Incurred pursuant to Section 3.03(a);

(vi)        Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged or consolidated with or into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred in connection with, or in contemplation of, such acquisition, merger or consolidation); provided, however, that at the time such Person is acquired by, or merged or consolidated with, the Company or any Restricted Subsidiary and after giving effect to the Incurrence of such Indebtedness pursuant to this clause (vi), either (x) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be no greater than 5.75 to 1.00, or (y) the aggregate principal amount of such Indebtedness at any time outstanding incurred pursuant to this clause (y) (together with all Refinancing Indebtedness in respect of Indebtedness previously Incurred pursuant to this clause (y)) shall not exceed $33.6 million;

(vii)       Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into to fix, manage or hedge interest rate, currency or commodity exposure of the Company or any Restricted Subsidiary and not for speculative purposes;

(viii)      Purchase Money Indebtedness in an aggregate principal amount not to exceed $33.6 million at any one time outstanding pursuant to this clause (viii);

(ix)         Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety, appeal and similar bonds and completion Guarantees (not for borrowed money) or security deposits, letters of credit, banker’s guarantees or banker’s acceptances, in each case in the ordinary course of business;

(x)          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided that:

(A)         the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

(B)         such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(xi)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, including, but not limited to, electronic transfers, wire transfers and commercial card payments drawn against insufficient funds in the ordinary course of business (except in the form of committed or uncommitted lines of credit); provided, however, that such Indebtedness is extinguished within ten (10) Business Days of Incurrence;

(xii)        Indebtedness Incurred by the Company or any Restricted Subsidiary in connection with (x) insurance premium financing arrangements not to exceed $11.2 million at any one time outstanding or (y) take-or-pay obligations in supply agreements incurred in the ordinary course of business;

(xiii)       Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to provide treasury services or to manage cash balances of the Company and its Restricted Subsidiaries (for the avoidance of doubt, including Cash Management Obligations);

(xiv)      guarantees to suppliers or licensors (other than guarantees of Indebtedness) in the ordinary course of business;

(xv)       Indebtedness of the Company or any Restricted Subsidiary to the extent that the Net Cash Proceeds thereof are promptly deposited to defease or discharge any First Lien Debt, or, following the repayment of the First Lien Debt, to effect the repayment of the Tranche A Loan or the Notes;

(xvi)      Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees in respect of obligations of joint ventures; provided that the aggregate principal amount of the Indebtedness incurred pursuant to this clause (xvi) shall not exceed $22.4 million at any time outstanding;

(xvii)     Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with any Sale/Leaseback Transaction, in an aggregate principal amount not to exceed $84.0 million at any time outstanding; and

(xviii)    in addition to the items referred to in clauses (i) through (xvii) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (xviii) and then outstanding, shall not exceed $33.6 million at any time outstanding.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.03:

(i)          in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.03(b) or could be Incurred pursuant to Section 3.03(a), the Company, in its sole discretion, may divide and classify such item of Indebtedness (or any portion thereof) on the date of Incurrence and may later reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 3.03 and only be required to include the amount and type of such Indebtedness once; provided that all Indebtedness outstanding on the Measurement Date under the ABL Credit Facility shall be deemed Incurred on the Measurement Date under Section 3.03(b)(ii) and may not later be reclassified;

(ii)         Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iii)        if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and are being treated as Incurred pursuant to Section 3.03(b)(ii) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(iv)        the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v)         Indebtedness permitted by this Section 3.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.03 permitting such Indebtedness; and

(vi)        the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.03. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable-in-kind, (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness, (iii) in the case of the Guarantee by a specified Person of Indebtedness of another Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (iv) in the case of Indebtedness of others Guaranteed solely by means of a Lien on any asset or property of the Company or any Restricted Subsidiary (and not to their other assets or properties generally), the lesser of (x) the Fair Market Value of such asset or property on the date on which such Indebtedness is Incurred and (y) the amount of the Indebtedness so secured.

(d)          In addition, the Company shall not permit (i) any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt, or (ii) any Indebtedness issued or borrowed by the Company to be refinanced with Indebtedness issued or borrowed by any Subsidiary of the Company. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.03, the Company shall be in Default of this Section 3.03.

(e)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated by the Company based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. Notwithstanding any other provision of this Section 3.03, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 3.03 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

SECTION 3.04 Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(i)          declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A)         dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(B)         dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of a greater value than it would receive on a pro rata basis);

(ii)         purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(iii)        make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Indebtedness other than the purchase, repurchase, redemption, defeasance or other acquisition of such Junior Indebtedness, in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within six (6) months of the date of purchase, repurchase, redemption, defeasance or acquisition; or

(iv)        make any Restricted Investment (all such payments and other actions referred to in clauses (i) through (iv) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(1)         no Default shall have occurred and be continuing (or would result therefrom);

(2)         immediately after giving effect to such transaction on a pro forma basis, the Company is able to Incur $1.00 of additional Permitted Additional Secured Obligations under Section 3.03(b)(i)(C)(2) hereof; and

(3)         the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Measurement Date (excluding Restricted Payments made pursuant to clauses (i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv) and (xvi) of Section 3.04(b)) would not exceed the sum of, without duplication:

(A)         the excess of (x) the Company’s cumulative Consolidated EBITDA (whether positive or negative) determined at the time of such Restricted Payment minus (y) 140% of the Company’s Consolidated Interest Expense, each determined for the period (taken as one accounting period) from April 2, 2018 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(B)         100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Measurement Date, other than:

(x)          Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y)          Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock to the extent applied to redeem First Lien Debt or the Notes, or repay the Tranche A Loan;

(C)         the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Measurement Date of any Indebtedness (other than Junior Indebtedness) of the Company or its Restricted Subsidiaries for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

(D)         100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities from the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made after the Measurement Date and redemptions and repurchases of such Restricted Investments from the Company or its Restricted Subsidiaries and repayment of Restricted Investments in the form of loans or advances from the Company and its Restricted Subsidiaries and releases of Guarantees that constitute Restricted Investments by the Company and its Restricted Subsidiaries (other than in each case to the extent the Restricted Investment was made pursuant to Section 3.04(b)(xii));

(E)         100% of the Net Cash Proceeds and the Fair Market Value of property other than cash and marketable securities received by the Company or its Restricted Subsidiaries from the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to Section 3.04(b)(xii) or to the extent such Investment constituted a Permitted Investment); and

(F)         to the extent that any Unrestricted Subsidiary of the Company designated as such after the Measurement Date is redesignated as a Restricted Subsidiary or any Unrestricted Subsidiary of the Company merges into or consolidates with the Company or any of its Restricted Subsidiaries or any Unrestricted Subsidiary transfers, dividends or distributes assets to the Company or a Restricted Subsidiary, in each case after the Measurement Date, the Fair Market Value of such Subsidiary as of the date of such redesignation or such merger or consolidation, or in the case of the transfer, dividend or distribution of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the Fair Market Value of such assets of the Unrestricted Subsidiary as determined at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer, dividend or distribution of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to Section 3.04(b)(xii) or to the extent such Investment constituted a Permitted Investment).

(b)          The provisions of Section 3.04(a) hereof shall not prohibit:

(i)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Junior Indebtedness or any Restricted Investment made in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (x) Disqualified Stock and (y) Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock shall be excluded from Section 3.04(a)(iv)(3)(B);

(ii)         any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of Refinancing Indebtedness;

(iii)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 3.03;

(iv)        dividends paid within 90 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

(v)         the purchase, repurchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company held by any existing or former employees, management or directors of or consultants to the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other compensatory agreements approved by the Board of Directors of the Company; provided that such purchases, repurchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause (v) shall not exceed $5.6 million in the aggregate during any calendar year, although such amount in any calendar year (with any unused amounts in any year being available in succeeding years) may be increased by an amount not to exceed:

(A)         the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to existing or former employees or members of management of the Company or any of its Subsidiaries that occurs after the Measurement Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from Section 3.04(a)(iv)(3)(B)); plus

(B)          the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Measurement Date; less

(C)          the amount of any Restricted Payments previously made with the cash proceeds described in subclauses (A) and (B) of this clause (v);

(vi)        the accrual declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture;

(vii)       repurchases or other acquisitions of Capital Stock deemed to occur (i) upon the exercise of stock options, warrants, restricted stock units or other rights to purchase Capital Stock or other convertible securities if such Capital Stock represents a portion of the exercise price thereof or conversion price thereof or (ii) in connection with withholdings or similar taxes payable by any future, present or former employee, director or officer;

(viii)      the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Junior Indebtedness at a purchase price not greater than 101% of the principal amount of (plus accrued and unpaid interest on) such Junior Indebtedness in the event of a transaction permitted in accordance with provisions similar to Section 4.01;

(ix)         cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or other exchanges of securities of the Company or a Restricted Subsidiary in exchange for Capital Stock of the Company;

(x)          Restricted Payments from the proceeds of Permitted Debt if on the date thereof and, after giving effect thereto on a pro forma basis, the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be no greater than 5.75 to 1.00;

(xi)         [reserved];

(xii)        other Restricted Payments in an aggregate amount, which, when taken together with all other Restricted Payments made pursuant to this clause (xii) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of amounts included in Section 3.04(a)(iv)(3)(A))) not to exceed $28.0 million;

(xiii)       the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions;

(xiv)      in connection with any acquisition by the Company or any of its Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including consideration earn-outs);

(xv)       the distribution of rights pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan; or

(xvi)      payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary;

provided, however, that at the time of and after giving effect to any Restricted Payment permitted under clauses (vi), (x), (xii) and (xvi), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively in Good Faith by the Company.

For purposes of determining compliance with this Section 3.04, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (i) through (xvi) of this Section 3.04(b), or is entitled to be made pursuant to Section 3.04(a), the Company shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this Section 3.04.

If the Company or any Restricted Subsidiary makes a Restricted Investment or a Permitted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction of the amounts calculated under the first paragraph of this covenant or any other provision of this covenant or the definition of Permitted Investment (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction to the extent of the lesser of (x) the amount of such Investment and (y) the Fair Market Value of such Investment at the time such Person becomes a Restricted Subsidiary.

(d)          As of the Issue Date, all of the Company’s Subsidiaries shall be Restricted Subsidiaries. The Company shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the definition of “Investment.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Indenture.

SECTION 3.05 Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien (other than Permitted Liens) that secures any Indebtedness on any asset or property of the Company or such Restricted Subsidiary or any income or profits therefrom.

SECTION 3.06 Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)          (A) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or

(B)         pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(ii)         make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(iii)        sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (i) or (ii) of this Section 3.06(a)).

(b)          The restrictions in Section 3.06(a) shall not prohibit encumbrances or restrictions existing under or by reason of:

(i)          any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Measurement Date (including, without limitation, the ABL Credit Facility, the First Lien Debt, the Junior Lien Term Loan Facility, this Indenture, the Notes, any collateral documents (including the Collateral Documents) relating to any of the foregoing, and the Intercreditor Agreements in effect on such date);

(ii)         any encumbrance or restriction with respect to a Person or assets pursuant to an agreement in effect on or before the date on which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by, merged into or consolidated with the Company or in contemplation of the transaction) or such assets were acquired by the Company or any Restricted Subsidiary; provided that any such encumbrance or restriction shall not extend to any Person or the assets or property of the Company or any other Restricted Subsidiary other than the Person and its Subsidiaries or the assets and property so acquired and that, in the case of Indebtedness, was permitted to be Incurred pursuant to this Indenture;

(iii)        any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 3.06(b) or this clause (iii) or contained in any amendment, restatement, modification, renewal, supplement, refunding, replacement or Refinancing of an agreement referred to in clause (i) or (ii) of this Section 3.06(b) or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable (as determined in Good Faith by the Company) in any material respect, taken as a whole, to the Holders than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this Section 3.06(b) on the Measurement Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into or consolidated with a Restricted Subsidiary, whichever is applicable;

(iv)        in the case of Section 3.06(a)(iii), encumbrances or restrictions arising in connection with Liens permitted to be Incurred under the provisions of Section 3.05 that apply only to the assets subject to such Liens;

(v)         Purchase Money Indebtedness and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in Section 3.06(a)(iii) on the property so acquired;

(vi)        contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale of all or a portion of the Capital Stock or assets of such Subsidiary;

(vii)       restrictions on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(viii)      any customary provisions in joint venture agreements relating to joint ventures and other similar agreements entered into in the ordinary course of business, provided that if such joint venture is a Restricted Subsidiary, such provisions shall not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Company);

(ix)         any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(x)          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, order, permit or grant;

(xi)         encumbrances or restrictions contained in or arising under indentures or debt instruments or other debt arrangements Incurred or Preferred Stock issued by Subsidiary Guarantors in accordance with Section 3.03 that are not more restrictive, taken as a whole (as determined in Good Faith by the Company), than those applicable to the Company pursuant to the Junior Lien Term Loan Facility and this Indenture (which results in encumbrances or restrictions comparable to those applicable to the Company at a Restricted Subsidiary level);

(xii)        encumbrances or restrictions contained in or arising under indentures or other debt instruments or debt arrangements Incurred or Preferred Stock issued by Restricted Subsidiaries that are not Subsidiary Guarantors subsequent to the Measurement Date pursuant to clauses (ii), (v), (vi), (vii) and (xiv) of Section 3.03(b), provided that such encumbrances and restrictions contained in any agreement or instrument shall not materially affect the Company’s ability to make anticipated principal or interest payments on the Notes (as determined in Good Faith by the Company); and

(xiii)       under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries.

SECTION 3.07 Limitation on Sales of Assets and Subsidiary Stock.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition following the Issue Date unless:

(i)           the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined as of the date of contractually agreeing to such Asset Disposition) of the assets subject to such Asset Disposition; and

(ii)         at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

The Company shall determine the Fair Market Value of any consideration from such Asset Disposition that is not cash or Cash Equivalents.

(b)          For the purposes of this Section 3.07, the following are deemed to be cash: (x) the assumption of Indebtedness or other liabilities of the Company (other than Disqualified Stock or Junior Indebtedness) or Indebtedness or other liabilities of any Restricted Subsidiary (other than Disqualified Stock or Junior Indebtedness) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or liabilities in connection with such Asset Disposition, (y) securities, notes or similar obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days by the Company or such Restricted Subsidiary into cash and (z) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value (determined in Good Faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed $57.5 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 3.08 Limitation on Affiliate Transactions.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(i)          the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not an Affiliate;

(ii)         in the event such Affiliate Transaction involves an aggregate consideration in excess of $11.2 million, the terms of such transaction have been approved by a majority of the disinterested members of the Board of Directors of the Company (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above); and

(iii)        in the event such Affiliate Transaction involves an aggregate consideration in excess of $22.4 million, the Company has received a written opinion from an Independent Financial Advisor that such Affiliate Transaction is fair, from a financial point of view, to the Company and the Restricted Subsidiaries, as applicable, or not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b)          The provisions of Section 3.08(a) shall not apply to:

(i)          any (x) Restricted Payment permitted to be made pursuant to Section 3.04 and (y) Permitted Investment in any Person that is an Affiliate of the Company solely as a result of ownership of Investments in such Person by the Company or any Restricted Subsidiary;

(ii)         any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company pursuant to restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans or agreements or arrangements approved by the Board of Directors of the Company;

(iii)        loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary of the Company in the ordinary course of business, in an aggregate amount outstanding at any time not in excess of $5.6 million (without giving effect to the forgiveness of any such loan);

(iv)        any transaction between or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries, and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary;

(v)         the payment of reasonable and customary compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and employee benefit arrangements, including, without limitation, split-dollar insurance policies, and indemnity or similar arrangements provided on behalf of, directors, officers, employees and agents of the Company or any Restricted Subsidiary, whether by charter, bylaw, statutory or contractual provisions;

(vi)        the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Measurement Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Measurement Date shall be permitted to the extent that its terms, taken as a whole, are not more disadvantageous to the Holders in any material respect, as determined in Good Faith by the Company, than the terms of the agreements in effect on the Measurement Date;

(vii)       any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, merger or consolidation, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders, as determined in Good Faith by the Company, when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(viii)      transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries; provided that as determined in Good Faith by the Company, such transactions are on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(ix)         any purchases by the Company’s Affiliates of Indebtedness of the Company or any of its Restricted Subsidiaries the majority of which Indebtedness is placed with Persons who are not Affiliates; and

(x)          any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith or any contribution to the Capital Stock of the Company or any Restricted Subsidiary.

SECTION 3.09 [Reserved].

SECTION 3.10 Future Subsidiary Guarantors and After-Acquired Property.

(a)          If any Restricted Subsidiary of the Company provides a full recourse guaranty of the obligations under the First Lien Debt, then, within thirty (30) days (or such later date as the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of outstanding Notes) shall agree) after such Restricted Subsidiary provides such a guaranty, the Company shall cause such Restricted Subsidiary to (x) deliver to the Trustee in form reasonably satisfactory to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes, including all obligations under this Indenture, on the terms set forth in Article X, whereupon such Restricted Subsidiary will become a Subsidiary Guarantor for purposes of this Indenture and (y) execute and deliver a joinder to the Security Agreement, as required by Section 29 of the Security Agreement.

(b)          The Company will provide to the Collateral Agent, from time to time upon reasonable request (acting at the written direction of the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of outstanding Notes)), evidence as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents, subject to the limitations set forth therein.

(c)          With respect to any property acquired after the Issue Date by the Company or any Subsidiary Guarantor that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, each of the Company and the Subsidiary Guarantors will within (x) 90 days (or such later dated as the ABL Agent may agree with respect to the corresponding requirement under the ABL Credit Documents) after the acquisition of any real property with a fair market value in excess of $2,000,000 which does not constitute Excluded Property and which is not subject to a mortgage in favor of the Junior Lien Collateral Agent for the benefit of the Secured Parties and (y) 30 days after the acquisition of any other such property (or such later date as the ABL Agent may agree with respect to the corresponding requirement under ABL Credit Documents), (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Collateral Documents or such other documents as are reasonably necessary to grant to the Junior Lien Collateral Agent, for the benefit of the Secured Parties, a Lien on such property subject to no Liens other than Liens permitted or not prohibited by this Indenture, and (ii) take all actions reasonably necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable requirements of law, including, but not limited to, the filing of applicable financing statements, at the Company’s expense.

SECTION 3.11 Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

SECTION 3.12 [Reserved].

SECTION 3.13 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 30, 2018) an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that occurred during such period. If they do, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 3.14 Statement by Officers as to Default. The Company shall deliver to the Trustee, within 30 days after the knowledge thereof if such event is still continuing, written notice in the form of an Officers’ Certificate of any Event of Default or any event which, with notice or the lapse of time or both, would constitute an Event of Default under Section 6.01(a)(i), (ii), (iii), (iv), (v), (vi), (ix), (x) or (xi), which shall include their status and what action the Company is taking or proposing to take in respect thereof.

SECTION 3.15 Payment for Consents. The Company shall not, and shall not permit any of its Subsidiaries to pay or cause to be paid any consideration to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that if such consent, waiver or amendment is in connection with an exchange offer for the Notes, such exchange offer may be limited to only those Holders that are “Qualified Institutional Buyers” within the meaning of Rule 144A under the Securities Act.

SECTION 3.16 [Reserved].

SECTION 3.17 Maintenance of Properties. The Company will, and will cause each of the Subsidiary Guarantors to cause all properties used or useful in the conduct of its respective business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (iii) keep its insurable property insured at all times by financially sound and reputable insurance companies in amounts and with respect to such properties as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located, as determined in Good Faith by the Company.

ARTICLE IV

Successor Company and Successor Guarantor

SECTION 4.01 When Company May Merge or Otherwise Dispose of Assets.

(a)          The Company shall not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i)          if other than the Company, the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State of the United States, the District of Columbia or any territory thereof;

(ii)         the Successor Company (if other than the Company) and, in the case of a Successor Company that is not a corporation, a corporate co-issuer, assume pursuant to a supplemental indenture or other documentation instruments, executed and delivered to the Trustee, in forms reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes, this Indenture, the Collateral Documents (as applicable) and the Intercreditor Agreements and, to the extent required by and subject to the limitations set forth in the Security Agreement, will cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Successor Company, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Agreement, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions;

(iii)        immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Company, the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Company, the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iv)        [reserved];

(v)         if the Successor Company is not the Company, each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (i) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of this Indenture and the Notes and its obligations under the Collateral Documents and the Intercreditor Agreements shall continue to be in effect and, to the extent required by and subject to the limitations set forth in the Security Agreement, shall cause such amendments, supplements or other instruments to be executed, filed, and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Subsidiary Guarantor, together with such financing statements or comparable documents to the extent required by and subject to the limitations set forth in the Security Agreement, as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdictions; and

(vi)        the Successor Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Section 4.01 and, if any supplement to any Collateral Document is required in connection with such transaction, such supplement shall comply with the applicable provisions of this Indenture.

(b)          Without compliance with Sections 4.01(a)(iii):

(i)          any Restricted Subsidiary may consolidate with, merge with or into or to the Company or a Subsidiary Guarantor so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company or a Subsidiary Guarantor; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with Section 4.01(a)(vi), and

(ii)         the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company shall not be required to comply with the preceding clause (i).

(c)          Upon satisfaction of the conditions set forth in Section 4.01(a) or 4.01(b), as applicable, the Company shall be released from its obligations under this Indenture and the other Notes Documents and the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the other Notes Documents (as applicable) and the Intercreditor Agreements, but, in the case of a lease of all or substantially all its assets, the predecessor Company shall not be released from the obligation to pay the principal of and interest on the Notes.

(d)          Solely for the purpose of computing amounts under Sections 3.04(a)(iv)(3)(A), (a)(iv)(3)(B), (a)(iv)(3)(C) and (a)(iv)(3)(D), the Successor Company shall only be deemed to have succeeded and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

SECTION 4.02 [Reserved].

ARTICLE V

Redemption of Notes

SECTION 5.01 Optional Redemption. At any time or from time to time, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at a redemption price (the “Redemption Price”) equal to 100% of the principal amount of the Notes to be redeemed plus the Make-Whole Amount plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date). The Trustee shall not be responsible for the calculation of the Make-Whole Amount or the Redemption Price.

SECTION 5.02 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions. If the Company elects to redeem Notes pursuant to Section 5.01, the Company shall furnish to the Trustee, at least five (5) Business Days (or such shorter time as may be acceptable to the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.04, an Officers’ Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the Redemption Date, (c) the principal amount of the Notes to be redeemed and (d) the Redemption Price.

SECTION 5.03 Selection of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made (subject to rounding such that Notes are redeemed in whole increments of $1,000 and no Note of $2,000 in principal amount or less shall be redeemed in part) in accordance with applicable procedures of DTC. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note in accordance with Section 5.07.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.04 Notice of Redemption. The Company shall provide, a notice of redemption not less than 15 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”), to each Holder of Notes to be redeemed, sent to each Holder’s registered address, or if the Notes to be redeemed are represented by one or more Global Notes, delivered in accordance with the applicable procedures of DTC. The Trustee shall give notice of redemption in the Company’s name and at the Company’s expense; provided, however, that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with Article VIII.

All notices of redemption shall state:

(a)          the Redemption Date,

(b)          the Redemption Price and the amount of accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.06, if any,

(c)          if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)          in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)          that on the Redemption Date the Redemption Price (and accrued interest, if any, to, but excluding, the Redemption Date payable as provided in Section 5.06) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)          the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(g)          the name and address of the Paying Agent,

(h)          that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i)          the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)          the Section of this Indenture pursuant to which the Notes are to be redeemed.

Any notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

SECTION 5.05 Deposit of Redemption Price. Prior to 11:00 a.m. New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.04) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.06 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Company.

SECTION 5.07 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Company maintained for such purpose pursuant to Section 2.03 (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Note at the expense of the Company, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, provided that each such new Note shall be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 5.08 [Reserved].

SECTION 5.09 [Reserved].

ARTICLE VI

Defaults and Remedies

SECTION 6.01 Events of Default.

(a)           Each of the following is an event of default (an “Event of Default”):

(i)          default in any payment of interest on any Note when the same becomes due, and such default continues for a period of 30 days;

(ii)         default in the payment of the principal of or premium, if any, on any Note when the same becomes due at its Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise;

(iii)        the Company fails to comply with its obligations under Article IV;

(iv)        the Company fails to comply for 45 days after notice as provided below with any of its obligations under Sections 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.10, 3.11 and 3.15 (in each case, other than matters that would constitute an Event of Default under Section 6.01(a)(iii));

(v)         the Company or any Subsidiary Guarantor fails to comply for 60 days after notice as provided below with its other agreements (except as provided in clauses (a)(i) through (a)(iv) of this Section 6.01) contained in this Indenture or under the Notes or the Collateral Documents;

(vi)        the Company or any of its Restricted Subsidiaries defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A)         is caused by a failure to pay principal on such Indebtedness at its final stated maturity within the grace period provided in the agreements or instruments governing such Indebtedness (“payment default”); or

(B)         results in the acceleration by the holders of such Indebtedness prior to its stated final, maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $28.0 million or more;

(vii)       the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary Insolvency or Liquidation Proceeding with respect to itself;

(B)         consents to the entry of an order for relief against it in an involuntary Insolvency or Liquidation Proceeding;

(C)         consents to the appointment of a Custodian (as defined below) of it or for substantially all of its property; or

(D)         makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign Bankruptcy Laws relating to insolvency or the nights of creditors generally;

(viii)      a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against the Company or any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B)         appoints a Custodian of the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for any substantial part of its property; or

(C)         orders the winding up or liquidation of the Company, any Significant Subsidiary or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

(ix)         failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $28.0 million (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company (as determined in the Good Faith by the Company) that has not contested coverage), which judgments remain unsatisfied or undischarged for any period of 60 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(x)          any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture and the Subsidiary Guarantees) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture, its Subsidiary Guarantee, any Collateral Document or the Intercreditor Agreements and the Company fails to cause such Restricted Subsidiary or Restricted Subsidiaries, as the case may be, to rescind such denials or disaffirmations within 30 days; and

(xi)         with respect to any Collateral having a fair market value in excess of $11.2 million, individually or in the aggregate, (A) the failure of the security interest with respect to such Collateral under the Collateral Documents, at any time, to be in full force and effect for any reason other than in accordance with the terms of the Collateral Documents and the terms of this Indenture or the Intercreditor Agreements, as applicable, and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture if such failure continues for 60 days or (B) the assertion by the Company or any Subsidiary Guarantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable, except in each case for the failure or loss of perfection resulting from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents if such assertion is not rescinded within 30 days.

The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Notwithstanding the foregoing, if the Company so elects, the sole remedy of the Holders for the Company’s failure to comply with Section 3.02 hereof, will for the first 180 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the Notes at a rate per annum:  (i) equal to 0.25% for the first 90 days after the occurrence of such failure and (ii) equal to 0.50% from the 91st day to, and including, the 180th day after the occurrence of such failure.  The additional interest will accrue on all outstanding Notes from and including the date on which such failure first occurs until such violation is cured or waived and shall be payable on each relevant Interest Payment Date to Holders of record on the regular Record Date immediately preceding the Interest Payment Date.  On the 181st day after such failure (if such violation is not cured or waived prior to such 181st day), such failure will then constitute an Event of Default without any further notice or lapse of time and the Notes shall be subject to acceleration as provided below.

Upon the occurrence and during the continuance of (x) any Default or Event of Default under Sections 6.01(a)(i) or (vi) or (y) any other Event of Default, upon the request of the Holders of a majority in principal amount of the then outstanding Notes, the Company shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Note, payable in arrears on the dates referred to in Section 2.12(a), and on demand, at the rate per annum required to be paid on such Note pursuant to Section 2.12(a), plus 100 basis points and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Indenture, the Notes, or the Collateral Documents to any Agent or Holder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full and on demand, at the rate per annum required to be paid on Notes pursuant to Section 2.12(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.02 to authorize the Trustee to declare the Notes due and payable (or the automatic acceleration of the maturity of the Notes) pursuant to the provisions of Section 6.02, Default Interest shall accrue and be payable hereunder whether or not previously required by the Holders of a majority in principal amount of the then outstanding Notes.

Notwithstanding the foregoing, a default under clauses (iv), (v) or (xi)(A) or (xi)(B) of this Section 6.1(a) shall not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clause (iv), (v) or (xi)(A) or (xi)(B) of this paragraph after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The term “Bankruptcy Code” means Title 11, United States Code, as now or hereafter in effect or any successor statute. The term “Bankruptcy Law” means the Bankruptcy Code or any other Federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(a)(vii) or (viii) with respect to the Company) occurs and is continuing, the Trustee by notice in writing specifying the Event of Default that it is a “notice” to the Company, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall, subject to Section 6.04, be immediately due and payable. In the event of a declaration of acceleration of the Notes because an Event of Default set forth in Section 6.01(a)(vi) above has occurred and is continuing, such declaration of acceleration of the Notes shall be automatically rescinded and annulled if the default triggering such Event of Default pursuant to Section 6.01(a)(vi) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default specified in Section 6.01(a)(vii) or (viii) with respect to the Company occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and Collateral Agent and their agents and counsel), the Subsidiary Guarantees, Collateral Documents or the Intercreditor Agreements.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.04 Waiver of Past Defaults. The Holders of a majority in principal amount outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) Notes by notice to the Trustee may waive an existing Default or Event of Default and its consequences (except a Default or Event of Default in the payment of the principal of, premium or interest on a Note) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

SECTION 6.05 Control by Majority. Subject to the provisions of the Collateral Documents, the Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent or of exercising any trust or power conferred on the Trustee or the Collateral Agent. However, the Trustee or the Collateral Agent, as the case may be, may refuse to follow any direction that conflicts with law or this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements, or, subject to Sections 7.01 and 7.02, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or the Collateral Agent in personal liability; provided, however, that the Trustee or the Collateral Agent may take any other action deemed proper by the Trustee or the Collateral Agent that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee or the Collateral Agent shall be entitled to indemnity, security or prefunding satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)          the Holder has previously given to the Trustee written notice stating that an Event of Default is continuing;

(ii)         the Holders of at least 25% in outstanding principal amount of the Notes have made a written request to the Trustee to pursue the remedy;

(iii)        such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(iv)        the Trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)         the Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee has no affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders). Notwithstanding the forgoing, in no event may any Holder enforce any Lien of the Junior Lien Collateral Agent pursuant to the Collateral Documents.

SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium (if any) or interest on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in any Insolvency or Liquidation Proceeding or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.06. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition or similar dispositive restructuring plan affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such Insolvency or Liquidation Proceeding.

SECTION 6.10 Priorities. Subject to the terms of the Intercreditor Agreements, the Collateral Documents and Sections 11.04(f) and 12.18 of this Indenture, the Trustee shall pay out any money or property received by it, whether pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or otherwise, in the following order:

First:       to the Trustee and Collateral Agent for amounts due to each of them under Section 7.06 and under the Collateral Documents;

Second:  to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third:      to the Company or, to the extent the Trustee receives any amount for any Subsidiary Guarantor, to such Subsidiary Guarantor.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee and Collateral Agent

SECTION 7.01 Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture, the Collateral Documents and the Intercreditor Agreements, as the case may be, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreements at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion, as applicable, against loss, liability or expense.

(b)          Except during the continuance of an Event of Default:

(i)          the Trustee undertake to perform such duties and only such duties as are specifically set forth in this Indenture, the Collateral Documents and the Intercreditor Agreements and no implied covenants or obligations shall be read into this Indenture, any Collateral Document or the Intercreditor Agreements against the Trustee; and

(ii)         in the absence of gross negligence or bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreements, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)          this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)         the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer or Trust Officers unless it is proved that the Trustee or the Collateral Agent was negligent in ascertaining the pertinent facts; and

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)          No provision of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(g)          Every provision of this Indenture, the Collateral Documents or the Intercreditor Agreements relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section.

(h)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security, prefunding or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.02 Duties of the Collateral Agent.

(a)          Each Holder, by acceptance of its Note hereunder, hereby appoints The Bank of New York Mellon to act on its behalf as the Collateral Agent hereunder and under the Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto including acting as the agent of such Holder for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Company or any of the Guarantors to secure any of the Obligations.

(b)          The Collateral Agent’s duties hereunder and under the Collateral Documents are solely mechanical and administrative in nature and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the Collateral Documents. Without limiting the generality of the foregoing, the Collateral Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers and shall be fully justified in failing or refusing to take any action under this Indenture or any Collateral Document unless it shall first receive an Officers’ Certificate from the Company or, with respect to the exercise of any rights and remedies of the Holders, the advice or concurrence of the Trustee (acting at the written direction of the Holders holding at least a majority in principal amount of Notes then outstanding) and until the instructions are received, the Collateral Agent shall act, or refrain from acting, as it deems advisable;

(iii)        shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Collateral Document or applicable law; and

(iv)        shall not, except as expressly set forth herein and in the Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Collateral Agent or any of its Affiliates in any capacity.

(c)          The Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Trustee (acting at the written direction of Holders holding at least a majority in principal amount of Notes then outstanding) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.

(d)          If the Collateral Agent so requests, it shall first be indemnified to its satisfaction from the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any action under this Indenture or any Collateral Document. No provision of this Indenture or any Collateral Document or any agreement or instrument contemplated hereby or thereby, or the transactions contemplated hereby or thereby shall require the Collateral Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

(e)          The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Indenture or any other Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Indenture, any Collateral Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents. The Collateral Agent shall not be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Trustee, the Collateral Agent, the Company, the Guarantors or any other Person given in, pursuant to or in connection with this Indenture or any Collateral Document.

(f)           Before the Collateral Agent acts or refrains from acting, it may require an officer’s certificate from the Company satisfactory to the Collateral Agent with respect to the proposed action or inaction, such certificate to be given at the Company’s expense. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance upon such certificate. Whenever in the administration of the Collateral Documents the Collateral Agent shall deem it necessary or desirable that a matter be proved or established before taking or suffering or omitting to take any act under any Collateral Document, such matter (unless other evidence in respect thereof is herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Collateral Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Collateral Agent, and such certificate, in the absence of gross negligence or willful misconduct on the part of such Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted to be taken by it under the Collateral Documents upon the faith thereof. The Collateral Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Collateral Agent or to enforce any rights and remedies in any foreign jurisdiction. The Collateral Agent shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Agent unless it shall be proved that the Collateral Agent was negligent in ascertaining the pertinent facts.

SECTION 7.03 Rights of Trustee and Collateral Agent.

(a)          Each of the Trustee and the Collateral Agent may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b)          Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on an Officers’ Certificate or Opinion of Counsel.

(c)          Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)          Each of the Trustee and the Collateral Agent shall not be liable for any action it takes or omits to take in good faith (in the case of the Trustee) which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s or the Collateral Agent’s conduct, respectively, does not constitute (i) with respect to the Trustee, willful misconduct or negligence or (ii) with respect to the Collateral Agent, gross negligence or willful misconduct.

(e)          Each of the Trustee and the Collateral Agent may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee and the Collateral Agent shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture, any other Collateral Document or the Intercreditor Agreements; moreover, the Trustee and the Collateral Agent shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any other Collateral Document or the Intercreditor Agreements (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture, any other Collateral Document or the Intercreditor Agreements or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (iv) the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in any Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent or (vi) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but each of the Trustee and the Collateral Agent, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation. The Trustee and the Collateral Agent shall have no liability with respect to any action or inaction taken by or with respect to any Sub-Collateral Agent (as defined in the Security Agreement).

(g)          Neither the Trustee nor Collateral Agent shall be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Responsible Officer shall have received written notification at the Corporate Trust Office of the Trustee or Collateral Agent, as applicable, and such notice references the Notes and this Indenture.

(h)          In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and under the Collateral Documents and the Intercreditor Agreements.

(j)           The Trustee and the Collateral Agent may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

SECTION 7.04 Individual Rights of Trustee and Collateral Agent. Each of the Trustee and the Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee or Collateral Agent, respectively. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest (within the meaning of Section 310(b) of the Trust Indenture Act of 1939, as amended), the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

SECTION 7.05 Disclaimer. Each of the Trustee and the Collateral Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements, it shall not be accountable for the Company’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.06 Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder, with a copy to the Collateral Agent, notice of the Default within 90 days after the Trustee obtains such knowledge. Except in the case of a Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of Trust Officers of the Trustee in good faith determines that withholding the notice is in the interests of Holders.

SECTION 7.07 Compensation and Indemnity. The Company shall pay to each of the Trustee and the Collateral Agent from time to time such compensation for its services as the parties shall agree in writing from time to time. The Trustee’s compensation and the Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse each of the Trustee and the Collateral Agent upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and sending of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s and Collateral Agent’s agents, counsel, accountants and experts. The Company shall indemnify the Collateral Agent, any predecessor Collateral Agent, the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent, and Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements, including the costs and expenses of enforcing this Indenture (including this Section 7.07), the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Collateral Agent and the Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent and the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Collateral Agent and the Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by (a) the Collateral Agent through its own willful misconduct or gross negligence and (b) the Trustee through its own willful misconduct or negligence or bad faith.

To secure the Company’s payment obligations in this Section, the Collateral Agent and the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Collateral Agent and the Trustee to receive payment of any amounts due under this Section 7.07 shall not be subordinate to any other liability or indebtedness of the Company.

The Company’s payment obligations pursuant to this Section and any lien arising hereunder shall survive the discharge of this Indenture and the resignation or removal of the Trustee or Collateral Agent. When the Trustee or Collateral Agent incurs fees or expenses after the occurrence of a Default specified in Section 6.01(a)(vii) or (viii) with respect to the Company, the fees or expenses are intended to constitute expenses of administration in any Insolvency or Liquidation Proceeding under any Bankruptcy Law.

Pursuant to Section 10.01, the obligations of the Company hereunder are jointly and severally guaranteed by the Subsidiary Guarantors.

SECTION 7.08 Resignation of Collateral Agent. The Collateral Agent may at any time give notice of its resignation to the Trustee and the Issuer. Upon receipt of any such notice of resignation, the Trustee (acting at the written direction of Holders holding at least a majority in principal amount of Notes then outstanding) shall have the right, in consultation with the Company, to appoint a successor, which shall be a commercial bank with an office in the United States or an Affiliate of any such commercial bank with an office in the United States. If no such successor shall have been so appointed by the Trustee (acting at the written direction of Holders holding at least a majority in principal amount of Notes then outstanding) and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation (such 30-day period, the “Trustee Appointment Period”), then the retiring Collateral Agent may (at the Company’s expense) petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Collateral Agent’s resignation hereunder and under the Collateral Documents, the provisions of this Article and Section 7.07 shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and the other parties referenced in Section 7.07 in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

SECTION 7.09 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing at least 30 days before the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Company and the Trustee in writing at least 30 days before the effective date of such removal and may appoint a successor Trustee. The Company shall remove the Trustee if:

(i)          the Trustee fails to comply with Section 7.11;

(ii)         the Trustee is adjudged bankrupt or insolvent;

(iii)        a receiver or other public officer takes charge of the Trustee or its property; or

(iv)        the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.11, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.09, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.10 Successor Trustee by Merger. If the Trustee or the Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee or the Collateral Agent, as applicable.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.11 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

SECTION 7.12 Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification. Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

Neither the Trustee nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements by the Company, the Subsidiary Guarantors or any other Person.

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.01 Discharge of Liability on Notes; Defeasance.

(a)          When (i) (x) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced pursuant to Section 2.07 or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company) for cancellation or (y) all outstanding Notes not theretofore delivered for cancellation have become due and payable by reason of making a notice of redemption pursuant to Article V hereof or otherwise, or will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption pursuant to Article V by the Trustee in the name, and at the expense, of the Company pursuant to Article V and the Company or any Subsidiary Guarantor irrevocably deposits or causes to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to, but excluding, the date of maturity or redemption; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and such deposit shall not result in a breach or violation of, or constitute a default under, any material instrument (other than this Indenture) to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound; (iii) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable on the date of deposit to the Trustee under this Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or the Redemption Date, as the case may be, then this Indenture shall, subject to Section 8.01(c), cease to be of further effect.

Upon the satisfaction of the foregoing conditions and upon the request of the Company, the Trustee subject to its receipt of an Opinion of Counsel and an Officers’ Certificate shall acknowledge in writing that this Indenture, subject to Section 8.01(c), ceases to be of further force and effect.

(b)          Subject to Sections 8.01(c) and 8.02, the Company at its option and at any time may terminate (i) all the obligations of the Company and any Subsidiary Guarantor under the Notes, this Indenture and the Collateral Documents (“legal defeasance option”) or (ii) the obligations of the Company and any Subsidiary Guarantor under Sections 3.02, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08, 3.10, 3.11, 3.12, 3.15 and 4.01(a)(iv) and the Collateral Documents and the Company and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants or provisions shall no longer constitute a Default or an Event of Default under Section 6.01(a)(iii), 6.01(a)(iv) (only with respect to such covenants), 6.01(a)(v) (only with respect to such covenants), 6.01(a)(vi), 6.01(a)(vii) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary), Section 6.01(a)(viii) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) and 6.01(a)(ix) (clause (ii) being referred to as the “covenant defeasance option”), but except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(a)(iii), 6.01(a)(iv) (only with respect to the covenants subject to such covenant defeasance), 6.01(a)(v) (only with respect to the covenants subject to such covenant defeasance), 6.01(a)(vi), 6.01(a)(vii) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary), 6.01(a)(viii) (only with respect to Significant Subsidiaries or a group of Restricted Subsidiaries that, taken together (as of the latest audited financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary) or 6.01(a)(ix), 6.01(a)(x) or 6.01(a)(xi) or because of the failure of the Company to comply with Section 4.01(a)(iv).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c)          Notwithstanding the provisions of Sections 8.01(a) and (b), the Company’s obligations in Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.09, 2.10, 2.12, 3.01, 6.07, 6.08, 7.01, 7.02, 7.06, 7.07, 8.01(b) (with respect to legal defeasance), 8.03, 8.04, 8.05 and 8.06 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 6.07, 7.06, 8.04 and 8.05 shall survive.

SECTION 8.02 Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option only if:

(i)          the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. dollars or U.S. Government Obligations, or a combination of U.S. dollars and U.S. Government Obligations, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued hereunder on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular Redemption Date;

(ii)         in the case of legal defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners shall not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(iii)        in the case of covenant defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the respective outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(iv)        such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(v)         no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(vi)        the Company shall deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening Insolvency or Liquidation Proceeding of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable Bankruptcy Law, after the 91st day following the deposit, the trust funds shall not be subject to the effect of Section 547 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law;

(vii)       the Company shall deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(viii)      the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.04 Repayment to Company. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon company order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable, provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this paragraph.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05 Indemnity for U.S. Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company and each Subsidiary Guarantor under this Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if the Company or the Subsidiary Guarantors have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company or the Subsidiary Guarantors, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.01 Without Consent of Holders. This Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreements may be amended or supplemented without notice to or consent of any Holder:

(i)          to cure any ambiguity, omission, defect or inconsistency;

(ii)         to comply with (a) Article IV in respect of the assumption by a Successor Company of an obligation of the Company under this Indenture, the Notes and the Collateral Documents and (b) Article IV and Article X in respect of the assumption by a Person of the obligations of a Subsidiary Guarantor under its Subsidiary Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreements;

(iii)        to provide for uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

(iv)        to add Guarantees with respect to the Notes or to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or this Indenture in accordance with the applicable provisions of this Indenture;

(v)         to add additional property or assets as Collateral to secure the Notes and the Subsidiary Guarantees or to appoint a Sub-Collateral Agent (as defined in the Security Agreement) for the purposes set forth in the Security Agreement;

(vi)        to release Liens in favor of the Junior Lien Collateral Agent in the Collateral as provided in Section 11.03 or otherwise in accordance with this Indenture, Collateral Documents or Intercreditor Agreements;

(vii)       to add to the covenants of the Company for the benefit of the Holders, add Events of Default or to surrender any right or power herein conferred upon the Company or any Subsidiary Guarantor;

(viii)      to make any change that does not adversely affect the rights of any Holder in any material respect;

(ix)         [reserved];

(x)          to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or provide for the appointment of a successor Collateral Agent;

(xi)         [reserved];

(xii)        [reserved];

(xiii)       [reserved]; or

(xiv)      To provide for or confirm the issuance of Additional Notes in accordance with the terms of this Indenture.

In addition, no consent of the Holders will be required under the Collateral Documents or the Intercreditor Agreements to effect any amendments and other modifications to, or replacements of, the Collateral Documents or the Intercreditor Agreements to add other parties (or any authorized agent thereof or trustee therefor) holding ABL Obligations, Permitted Additional Secured Obligations, Junior Indebtedness or Notes or any other Indebtedness that are Incurred in compliance with this Indenture and the Collateral Documents.

After an amendment under this Section 9.01 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.

SECTION 9.02 With Consent of Holders. This Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents and the Intercreditor Agreements may be amended or supplemented with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Any past default or compliance with the provisions of this Indenture, the Notes, the Subsidiary Guarantees, the Collateral Documents or the Intercreditor Agreements may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents or waivers obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may:

(i)          reduce the principal amount of Notes whose Holders must consent to an amendment;

(ii)         reduce the rate of or extend the time for payment of interest on any Note;

(iii)        reduce the principal of or extend the Stated Maturity of any Note;

(iv)        waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes issued hereunder by the Holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(v)         reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may or shall be redeemed or repurchased in accordance with Article V, whether through an amendment or waiver of provisions in the covenants or otherwise;

(vi)        make any Note payable in a currency other than that stated in the Note;

(vii)       amend any contractual right expressly set forth in this Indenture or any Note of any Holder to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(viii)      make any change in the amendment provisions in this Section 9.02;

(ix)         modify the Subsidiary Guarantees of any Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary in any manner, taken as a whole, materially adverse to the Holders; or

(x)          release any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or this Indenture, except in compliance with the terms thereof.

In addition, without the consent of the Holders of at least 66% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in this Indenture dealing with Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release any Collateral from the Liens of the Collateral Documents other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreements or (2) modify the Intercreditor Agreements in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Indenture, the Collateral Documents and the Intercreditor Agreements.

It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment or supplement, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a tender of such Holder’s Note shall not be rendered invalid by such tender.

After an amendment or supplement under this Indenture, the Collateral Documents or the Intercreditor Agreements become effective, the Company shall mail to the Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section.

SECTION 9.03 Effect of Consents and Waivers. A consent to an amendment, supplement or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (x) of Section 9.02, in which case the amendment, supplement or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.02 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.04 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.05 Trustee and Collateral Agent to Sign Amendments. The Trustee and Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee or Collateral Agent, adversely affect the rights, duties, liabilities or immunities of the Trustee or Collateral Agent. If it does, the Trustee or Collateral Agent may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee or Collateral Agent shall be entitled to receive, and (subject to Sections 7.01 and 7.02) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by and complies with this Indenture, the Collateral Documents and the Intercreditor Agreements and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee or Collateral Agent to execute any amendment or supplement adding a new Subsidiary Guarantor under this Indenture.

ARTICLE X

Subsidiary Guarantee

SECTION 10.01 Subsidiary Guarantee. Subject to the provisions of Article XII, each Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture and the Notes (including, without limitation, interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or the commencement of any Insolvency or Liquidation Proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding and the obligations under Section 7.06) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

Each Subsidiary Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Company of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Subsidiary Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

Except as set forth in Section 10.02, Article VIII, and Article XII the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreements or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreements or any other agreement; (d) the release of any security held by any Holder or the Collateral Agent for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor agrees that its Subsidiary Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Subsidiary Guarantor is released from its Subsidiary Guarantee in compliance with Section 10.02 and Article VIII. Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded, avoided or must otherwise be restored by any Holder upon or in connection with an Insolvency or Liquidation Proceeding of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest, fees and expenses accruing on or after the filing of any petition in bankruptcy or the commencement of any Insolvency or Liquidation Proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding).

Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purposes of this Subsidiary Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section.

Neither the Company nor the Subsidiary Guarantors shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Subsidiary Guarantee.

SECTION 10.02 Limitation on Liability; Termination, Release and Discharge.

(a)          Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Subsidiary Guarantor hereunder shall automatically (and without any further action by any Subsidiary Guarantor or any other Person) be reduced and limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any Bankruptcy Law or other applicable federal or state law and not otherwise being void, voidable or avoidable under any similar laws affecting the rights of creditors generally.

(b)          A Subsidiary Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Subsidiary Guarantee and this Indenture shall be released and discharged:

(i)          upon any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer) following which such Subsidiary Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale, exchange or transfer does not constitute an Asset Disposition or is made in compliance with this Indenture, including Section 3.07 and Article IV;

(ii)         the dissolution or liquidation of such Subsidiary Guarantor in accordance with the provisions of this Indenture;

(iii)        upon exercise of the Company’s legal defeasance option or covenant defeasance option or upon satisfaction and discharge of this Indenture, in each case, pursuant to the provisions of Article VIII hereof; and

(iv)        if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of this Indenture.

(c)          In the event the Trustee is asked to acknowledge such a release, the Company shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

(d)          The release of a Subsidiary Guarantor from its Subsidiary Guarantee and its obligations under this Indenture in accordance with the provisions of this Section 10.02 shall not preclude the future applications of Section 3.10 to such Person.

SECTION 10.03 Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that any Subsidiary Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Subsidiary Guarantees, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against the Company or any other Subsidiary Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.03 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

SECTION 10.04 No Subrogation. Notwithstanding any payment or payments made by each Subsidiary Guarantor hereunder, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Subsidiary Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

Collateral and Security

SECTION 11.01 The Collateral.

(a)          The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Subsidiary Guarantees thereof when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent lawful), if any, on the Notes and the Subsidiary Guarantees thereof and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Company set forth in Sections 7.06 and 8.06 herein, and the Notes and the Subsidiary Guarantees thereof and the Collateral Documents, shall be secured by Liens as provided in the Collateral Documents which the Company and the Subsidiary Guarantors, as the case may be, have joined in connection with the execution of this Indenture and shall be secured by the Collateral pledged pursuant to the Collateral Documents hereafter delivered as required or permitted by this Indenture.

(b)          The Company and the Subsidiary Guarantors hereby agree that the Junior Lien Collateral Agent shall hold the Collateral for the benefit of all Secured Parties, in each case pursuant to the terms of the Collateral Documents, and the Junior Lien Collateral Agent is hereby authorized to execute and deliver any required joinder and amendment documentation in connection with the Collateral Documents.

(c)          Each Holder, by its acceptance of any Notes and the Subsidiary Guarantees thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure) and the Intercreditor Agreements, as the same may be in effect or as may be amended from time to time in accordance with their terms, and authorizes and directs the Junior Lien Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreements in accordance therewith.

(d)          The Trustee and each Holder, by accepting the Notes and the Subsidiary Guarantees thereof, acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all Secured Parties, and that the Lien of the Collateral Documents is subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreements and actions that may be taken thereunder.

SECTION 11.02 Further Assurances.

(a)          The Company shall, and shall cause each Subsidiary Guarantor to, at their sole expense, do or cause to be done all acts which may be reasonably necessary, or as requested by the Collateral Agent, to confirm that the Junior Lien Collateral Agent holds, for the benefit of all Secured Parties, duly created, enforceable and perfected Liens and security interests, as applicable, in the Collateral (subject to Permitted Liens) to the extent such liens are required to be so perfected by the Junior Lien Term Loan Credit Agreement, this Indenture and the Collateral Documents, including the filing of UCC continuation statements and UCC amendments.

(b)          To the extent Chatham (x) reasonably determines, after consultation with applicable local counsel, that amendments to the existing mortgages in favor of or for the benefit of the Junior Lien Collateral Agent are reasonably necessary to ensure that the Junior Lien Collateral Agent holds, for the benefit of all Secured Parties, duly created, enforceable and perfected Liens in the mortgaged property owned by the Company and its Subsidiary Guarantors and covered by any such existing mortgages (subject to Permitted Liens) to the extent such Liens are required to be so created or perfected by the Junior Lien Term Loan Credit Agreement, this Indenture and the Collateral Documents (it being understood that mortgages are not required with respect to any real property with a fair market value equal to or less than $2,000,000 or any real property that constitutes Excluded Property (as defined in the Security Agreement)), and (y) provides the Company with a written notice of such determination and a draft of such reasonably necessary amendments to such existing mortgages within ninety (90) days of the Issue Date, the Company and/or the applicable Subsidiary Guarantor shall, within one hundred and twenty (120) days of receipt of such written notice and such drafts (or such later date as Chatham may agree in its reasonable discretion), (i) review and negotiate with Chatham and the Junior Lien Collateral Agent any such amendments and duly execute and deliver to the Junior Lien Collateral Agent counterparts of the final amendments, (ii) with respect to any existing mortgage that is amended pursuant to the foregoing clause (i) of this Section 11.02(b), deliver to the Junior Lien Collateral Agent mortgage modification or date down endorsements dated as of the date of such amendments to the applicable ALTA loan title insurance policy issued with respect to such existing mortgage; and (iii) deliver to the Junior Lien Collateral Agent such other documentation as may be reasonably requested by Chatham or the Junior Lien Collateral Agent in connection with the foregoing, including the delivery of local counsel opinions solely with respect to enforceability of any such mortgage amendments, if requested, in each case, in form and substance reasonably satisfactory to Chatham and the Junior Lien Collateral Agent.

(c)          To the extent Chatham (x) reasonably determines that either (A) amendments to any existing Trademark Security Agreement (as defined in the Security Agreement) or any existing Copyright Security Agreement (as defined in the Security Agreement) in favor of or for the benefit of the Junior Lien Collateral Agent or (B) the re-filing of any existing Trademark Security Agreement or any Copyright Security Agreement in favor of or for the benefit of the Junior Lien Collateral Agent are reasonably necessary to ensure that the Junior Lien Collateral Agent holds, for the benefit of all Secured Parties, duly created, enforceable and perfected Liens in all existing Trademark Collateral (as defined in the existing Trademark Security Agreements) and all existing Copyright Collateral (as defined in the existing Copyright Security Agreements) (in each case, subject to Permitted Liens) to the extent such Liens are required to be so created or perfected by the Junior Lien Term Loan Credit Agreement, this Indenture and the Collateral Documents, and (y) provides the Company with a written notice of such determination within ninety (90) days of the Issue Date, the Company and/or the applicable Subsidiary Guarantors shall, within ninety (90) days of receipt of such written notice (or such later date as Chatham may agree in its reasonable discretion), (i) to the extent amendments to any existing Trademark Security Agreement or Copyright Security Agreement are so deemed reasonably necessary, review and negotiate with Chatham and the Junior Lien Collateral Agent any such amendments and duly execute and deliver to the Junior Lien Collateral Agent counterparts of the final amendments for recordation, as the case may be, with the United States Patent and Trademark Office or the United States Copyright Office and (ii) deliver to the Junior Lien Collateral Agent such other documentation as may be reasonably requested by Chatham or the Junior Lien Collateral Agent in connection with the foregoing, in each case, in form and substance reasonably satisfactory to Chatham and the Junior Lien Collateral Agent.

SECTION 11.03 Release of Liens on the Collateral.

(a)          The Liens on the Collateral shall automatically and without any need for any further action by any Person be released only with respect to the Notes:

(i)           in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(ii)          in whole upon:

(1)         satisfaction and discharge of this Indenture as set forth in Section 8.01(a); or

(2)         a legal defeasance or covenant defeasance of this Indenture as set forth in Section 8.01(b);

(iii)        in part, as to any property that (x) is sold, transferred or otherwise disposed of by the Company or any Subsidiary Guarantor (other than to the Company or a Subsidiary Guarantor) in a transaction not prohibited by this Indenture at the time of such sale, transfer or disposition or (y) is owned or at any time acquired by a Subsidiary Guarantor that has been released from its Subsidiary Guarantee in accordance with this Indenture, concurrently with the release of such Subsidiary Guarantee (including in connection with the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary);

(iv)        pursuant to an amendment in accordance with Article IX;

(v)         in whole as to all Collateral that is owned by a Subsidiary Guarantor that is (x) released from its guarantee of the First Lien Debt that required such Subsidiary to become a Subsidiary Guarantor hereunder or (y) released from its Subsidiary Guarantee in accordance with Section 10.02; and

(vi)        in part, in accordance with the applicable provisions of the Collateral Documents and the Intercreditor Agreements.

(b)          In connection with any termination or release of any Liens in all or any portion of the Collateral pursuant to this Indenture or any of the Collateral Documents, the Trustee shall, or shall cause the Junior Lien Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases (in form and substance reasonably satisfactory to the Collateral Agent) that have been requested to release, reconvey to the Company and/or the Subsidiary Guarantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Company and/or the Subsidiary Guarantor, as the case may be.

(c)          The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent such Collateral is released pursuant to this Indenture or upon termination of this Indenture. The Trustee and each of the Holders each acknowledge and direct the Trustee and the Collateral Agent that a release of Collateral or a Lien in accordance with the terms of any Collateral Document and this Article XI will not be deemed for any purpose to be an impairment of the Lien on the Collateral in contravention of the terms of this Indenture.

(d)          Notwithstanding any provision to the contrary herein, as and when requested by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Junior Lien Collateral Agent to authorize the filing of Uniform Commercial Code financing statement amendments or releases (which shall be prepared by the Company or such Subsidiary Guarantor) solely to the extent necessary to delete or release Liens on property or assets not required to be subject to a Lien under the Collateral Documents from the description of assets in any previously filed financing statements. If requested in writing by the Company or any Subsidiary Guarantor, the Trustee shall instruct the Junior Lien Collateral Agent to execute such documents, instruments or statements reasonably requested (in form and substance reasonably satisfactory to the Collateral Agent) of it (which shall be prepared by the Company or such Subsidiary Guarantor) and to take such other action as the Company may request to evidence or confirm that such property or assets not required to be subject to a Lien under the Collateral Documents described in the immediately preceding sentence has been released from the Liens of each of the Collateral Documents. The Junior Lien Collateral Agent shall execute and deliver such documents, instruments and statements (in form and substance reasonably satisfactory to the Collateral Agent) and shall take all such actions promptly upon receipt of such instructions from the Company, any Subsidiary Guarantor or the Trustee and at the Company’s sole cost and expense.

(e)          In no event shall the Trustee or Collateral Agent be obligated to execute or deliver any document evidencing any release or reconveyance without receipt of an Opinion of Counsel and Officers’ Certificate, each stating that such release complies with this Indenture, the Intercreditor Agreements and the Collateral Documents.

SECTION 11.04 Authorization of Actions to Be Taken by the Trustee or the Collateral Agent Under the Collateral Documents.

(a)          Subject to the provisions of the Collateral Documents, the Intercreditor Agreements and the other provisions of this Indenture, each of the Trustee or the Collateral Agent may take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Collateral Documents and (ii) upon the occurrence and during the continuance of an Event of Default, collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Subsidiary Guarantors hereunder and thereunder. Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Trustee or the Collateral Agent shall have the power (but not the obligation) to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents, the Intercreditor Agreements or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders, the Trustee or the Collateral Agent).

(b)          The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee or the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Collateral Documents or otherwise.

(c)          Where any provision of the Collateral Documents requires that additional property or assets be added to the Collateral, the Company shall, or shall cause the applicable Subsidiary Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be added to the Collateral and to create and maintain a valid and enforceable perfected security interest (subject to Permitted Liens) in favor of the Junior Lien Collateral Agent for the benefit of all Secured Parties, in each case in accordance with and to the extent required under the Collateral Documents.

(d)          The Trustee or the Collateral Agent, in taking any action under the Collateral Documents, shall be entitled to receive, if requested, as a condition to take any action, an Officers’ Certificate and Opinion of Counsel to the effect that such action does not violate this Indenture, the Collateral Documents or the Intercreditor Agreements, and the Trustee or the Collateral Agent shall be fully protected relying thereon.

(e)          In acting under the Collateral Documents and the Intercreditor Agreements, the Trustee and Collateral Agent shall have all the protections, rights and immunities given to them under this Indenture.

(f)          For the avoidance of doubt, upon receipt of any payment by the Collateral Agent or the Trustee pursuant to the Intercreditor Agreements, the Company, Subsidiary Guarantors and Holders agree that, as among them, such payments shall be made and such funds applied in accordance with Sections 6.10 and 12.18 of this Indenture, and in every case whatsoever, the Trustee and Collateral Agent will each be paid amounts owed them under this Indenture, the Intercreditor Agreements and the Collateral Documents prior to payments (pursuant to Article VI of this Indenture) being made to the Holders.

(g)          In the event that the Trustee or Collateral Agent is required to acquire title to any property or asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the sole discretion of the Trustee or the Collateral Agent, as the case may be, may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, each of the Trustee and the Collateral Agent reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Trustee nor the Collateral Agent shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Trustee’s or the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or under the Collateral Documents or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any person other than the Company or a Subsidiary Guarantor, the Holders of a majority of the aggregate principal amount of the Notes shall direct the Trustee or the Collateral Agent, as the case may be, to appoint an appropriately qualified person who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

ARTICLE XII

Subordination

SECTION 12.01 Agreement to Subordinate. The Subsidiary Guarantors agree, and each Holder agrees, that the payment of all Guarantor Obligations owing in respect of the Notes due and owing to the Agents is subordinated in right of payment, to the extent and in the manner provided in this Article XII, to the prior payment in cash in full of all existing and future Priority Indebtedness and that the subordination is for the benefit of and enforceable by the holders of such Priority Indebtedness.

SECTION 12.02 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of a Subsidiary Guarantor to creditors upon a total or partial liquidation or dissolution of such Subsidiary Guarantor or in a reorganization of, or similar proceeding relating to, such Subsidiary Guarantor or its property:

(a)          the holders of Priority Indebtedness shall be entitled to receive payment in full in cash of such Priority Indebtedness before Holders shall be entitled to receive any payment; and

(b)          until the Priority Indebtedness is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions of this Article XII shall be made to holders of such Priority Indebtedness as their interest may appear.

SECTION 12.03 Default on Priority Indebtedness. No Subsidiary Guarantor shall pay principal of, premium, if any, or interest on the Guarantor Obligations or make any payment with respect to the Guarantor Obligations due and owing to the Agents (collectively, “pay the Guarantor Obligations”) if either of the following occurs (a “Priority Payment Default”):

(a)          any Obligation on any Priority Indebtedness is not paid in full in cash when due (after giving effect to any applicable grace period);

(b)          any other default on Priority Indebtedness occurs and the maturity of such Priority Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Priority Payment Default has been cured or waived and any such acceleration has been rescinded or such Priority Indebtedness has been discharged or paid in full in cash; provided, however, that a Subsidiary Guarantor shall be entitled to pay the Guarantor Obligations without regard to the foregoing fi the Subsidiary Guarantor and the Trustee receive written notice approving such payment from the Representatives of all Priority Indebtedness with respect to which the Priority Payment Default has occurred and is continuing.

During the continuance of any default (other than a Priority Payment Default) (a “Non-Priority Payment Default”) with respect to any Priority Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, no Subsidiary Guarantor shall pay the Guarantor Obligations due and owing to the Agents for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a “Blockage Notice”) of such Non-Priority Payment Default from the Representative of such Priority Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Priority Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first paragraph of this Section 12.03 and Section 12.02 hereof), unless the holders of such Priority Indebtedness or the Representative of such Priority Indebtedness shall have accelerated the maturity of such Priority Indebtedness, the Subsidiary Guarantors shall be entitled to resume paying the Guarantor Obligations after the end of such Payment Blockage Period. The Guarantor Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Priority Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Priority Indebtedness (other than the holders of Indebtedness under the First Lien Debt), a Representative of holders of Indebtedness under the First Lien Debt may give another Blockage Notice within such period. However, in no event shall the total number of days during which any Payment Blockage Period or Periods on the Guaranteed Obligations is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period, is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Priority Payment Default pursuant to any provisions under which a Non-Priority Payment Default previously existed or was continuing shall constitute a new Non-Priority Payment Default for this purpose).

SECTION 12.04 Acceleration of Payment of Guarantor Obligations. If payment of the Guarantor Obligations is accelerated because of an Event of Default, the Company shall promptly notify the holders of the Priority Indebtedness or the Representative of such Priority Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article XII; provided, further that so long as there shall remain outstanding Indebtedness under the First Lien Debt, a Blockage Notice with respect to the First Lien Debt may only be given by the respective Representative thereunder unless otherwise agreed to in writing by the respective requisite holders as set forth therein. If any Priority Indebtedness is outstanding, no Subsidiary Guarantor may pay the Guarantor Obligations due and owing to the Agents until five Business Days after the Representatives of all the issues of Priority Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture and the Junior Lien Term Loan Credit Agreement otherwise permits payment at that time.

SECTION 12.05 When Distribution Must Be Paid Over. If a distribution is made to the Trustee or Holders that, due to the subordination provisions of this Article XII, should not have been made to them, such Trustee or Holders are required to hold it in trust for the holders of Priority Indebtedness and pay it over to them as their interests may appear.

SECTION 12.06 Notice by Company. The Company shall promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Guarantor Obligations to violate this Article XII, but failure to give such notice shall not affect the subordination of the Guarantor Obligations to the Priority Indebtedness as provided in this Article XII.

SECTION 12.07 Subrogation. After all Priority Indebtedness is paid in full and until the Guarantor Obligations are paid in full, Holders shall be subrogated to the rights of holders of such Priority Indebtedness to receive distributions applicable to such Priority Indebtedness. A distribution made under this Article XII to holders of such Priority Indebtedness which otherwise would have been made to Holders is not, as between the Subsidiary Guarantors and Holders, a payment by the Subsidiary Guarantors on such Priority Indebtedness.

SECTION 12.08 Relative Rights. This Article XII defines the relative rights of Holders and holders of Priority Indebtedness. Nothing in this Indenture shall:

(a)           impair, as between a Subsidiary Guarantor and Holders, the obligation of a Subsidiary Guarantor, which is absolute and unconditional, to pay the Guarantor Obligations;

(b)          prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the terms of the Intercreditor Agreements and the rights of holders of Priority Indebtedness to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Priority Indebtedness as set forth herein; or

(c)          affect the relative rights of Holders and creditors of a Subsidiary Guarantor other than their rights in relation to holders of Priority Indebtedness.

SECTION 12.09 Subordination May Not Be Impaired by Subsidiary Guarantor. No right of any holder of Priority Indebtedness to enforce the subordination of the Guarantor Obligations shall be impaired by any act or failure to act by a Subsidiary Guarantor or by its failure to comply with this Indenture.

SECTION 12.10 Rights of Trustee and Paying Agent. Notwithstanding Section 12.03 hereof, the Trustee and the Paying Agent may continue to make payments on the Guarantor Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than five Business Days prior to the date of such payment, the Trustee or Paying Agent receives written notice satisfactory to it that payments may not be made under this Article XII. A Representative or a holder of Priority Indebtedness shall be entitled to give the notice; provided, however, that, if an issue of Priority Indebtedness has a Representative, only the Representative shall be entitled to give the notice. Nothing in this Article XII shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.06.

SECTION 12.11 Distribution or Notice to Representative. Whenever any Person is to make a distribution or give a notice to holders of Priority Indebtedness, such Person shall be entitled to make such distribution or give such notice to their Representative (if any). Any such Representative shall provide its contact information to the Trustee.

SECTION 12.12 Article XII Not to Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Guarantor Obligations by reason of any provision of this Article XII shall not be construed as preventing the occurrence of a Default or Event of Default. Nothing in this Article XII shall have any effect on the right of the Holders or Trustee to accelerate the Guarantor Obligations.

SECTION 12.13 Trustee and the Holders Entitled To Rely.  Upon any payment or distribution pursuant to this Article XII, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 12. 2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee and the Holders or (c) upon the Representatives of Priority Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Priority Indebtedness, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XII.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Priority Indebtedness to participate in any payment or distribution pursuant to this Article XII, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Priority Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XII, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

SECTION 12.14 Trustee to Effectuate Subordination.  Each Holder agrees to be bound by this Article XII and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Priority Indebtedness as provided in this Article XII and appoints the Trustee as attorney-in-fact for any and all such purposes.

SECTION 12.15 Trustee Not Fiduciary for Lenders of Priority Indebtedness.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Priority Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Priority Indebtedness shall be entitled by virtue of this Article XII or otherwise.

SECTION 12.16 Reliance by Lenders of Priority Indebtedness on Subordination Provisions.  Each Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Priority Indebtedness, whether such Priority Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Priority Indebtedness and such holder of such Priority Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Priority Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Priority Indebtedness may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article XII or the obligations hereunder of the Holders to the holders of the Priority Indebtedness, do any one or more of the following:

(a)          change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Priority Indebtedness, or otherwise amend or supplement in any manner Priority Indebtedness, or any instrument evidencing the same or any agreement under which Priority Indebtedness is outstanding;

(b)          sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Priority Indebtedness;

(c)          release any Person liable in any manner for the payment or collection of Priority Indebtedness; and

(d)          exercise or refrain from exercising any rights against a Subsidiary Guarantor and any other Person.

SECTION 12.17 Amendments.  The provisions of this Article XII shall not be amended or modified without the written consent of the holders of all Priority Indebtedness that would be adversely affected thereby.

SECTION 12.18 Lien Priority Confirmation.  Each Holder and the Trustee on behalf of the Holders agree that:

(a)          The ABL Obligations and all Obligations under the First Lien Debt will be and are secured by Liens in priority to Liens securing the Notes pursuant to the provisions of, and in the manner described in, the Global Intercreditor Agreement.

(b)          The Tranche A Loan will be secured by Liens in priority to the Liens securing the Notes on the terms set forth in the Junior Lien Intercreditor Agreement.

(c)          The Trustee and each of the Holders in respect of the Obligations in respect of this Indenture are bound by the provisions of the Intercreditor Agreements, including without limitation the provisions relating to the ranking of Liens and the order of application of proceeds from enforcement thereof; and

(d)          The Trustee and each of the Holders consent to and direct the Junior Lien Collateral Agent to perform the Junior Lien Collateral Agent’s obligations under the Intercreditor Agreements and the Collateral Documents.

Subject to the terms of the Intercreditor Agreement, the foregoing provisions of this Section 12.18 are intended for the enforceable benefit of, and will be enforceable as a third party beneficiary by, the ABL Agent, all holders of First Lien Debt, each existing and future representative of First Lien Debt and the Collateral Agent.

ARTICLE XIII

Miscellaneous

SECTION 13.01 Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Notices delivered in accordance with the applicable procedures of DTC will be deemed given when delivered to DTC. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Company or to any Subsidiary Guarantor:

c/o The McClatchy Company

2100 “Q” Street

Sacramento, California 95816

Attention: Vice President, General Counsel

Facsimile No.: (916) 321-1869

if to the Trustee:

The Bank of New York Mellon

400 South Hope Street, Suite 500

Los Angeles, California 90071

Attn: Corporate Unit

Facsimile: (213) 630-6298

if to the Collateral Agent:

The Bank of New York Mellon

2001 Bryan Street, Suite 1000

Dallas, Texas 75201

E-mail Address: lpcoe-dallasagentsvcs@bnymellon.com

Facsimile: (214) 468-5539

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Each of the Trustee and Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture or the Collateral Documents or any Intercreditor Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee or Collateral Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee or Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or Collateral Agent's understanding of such instructions shall be deemed controlling. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or Collateral Agent's reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties.

SECTION 13.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Company shall furnish to the Trustee:

(i)          an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)         an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 13.03 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(i)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)        a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)        a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 13.04 Submission of Jurisdiction. To the extent permitted by applicable law, the Company and each Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and, to the extent permitted by applicable law, irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 13.05 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.06 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is not a Business Day, and no interest shall accrue for the intervening period. If a regular Record Date is not a Business Day, the Record Date shall not be affected.

SECTION 13.07 Governing Law. This Indenture, the Notes and the Subsidiary Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 13.08 Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, EACH HOLDER BY ITS ACCEPTANCE OF A NOTE AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09 No Recourse Against Others. An incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreements or this Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

SECTION 13.10 Successors. All agreements of the Company and each Subsidiary Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.11 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.12 Variable Provisions. The Company initially appoints the Trustee as Paying Agent and Registrar and custodian with respect to any Global Notes.

SECTION 13.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.14 Direction by Holders to Enter into Collateral Documents and the Intercreditor Agreements. By accepting a Note, each Holder is deemed to have authorized and directed the Trustee and the Collateral Agent, as applicable, to join the Collateral Documents and the Intercreditor Agreements.

SECTION 13.15 Force Majeure. In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.16 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Trust Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee and the Trust Officers with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

SECTION 13.17 Foreign Account Tax Compliance Act (FATCA).The Company agrees (i) to provide the Trustee with such reasonable information as it has in its possession to enable the Trustee to determine whether any payments pursuant to the Indenture are subject to the withholding requirements described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code and any regulations, or agreements thereunder or official interpretations thereof (“Applicable Law”), and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability, except in cases of willful misconduct or negligence or bad faith).

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

THE MCCLATCHY COMPANY

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President and Chief Financial Officer

[Signature Page to Indenture]

Aboard Publishing, Inc.
Belton Publishing Company, Inc.
Biscayne Bay Publishing, Inc.
Cass County Publishing Company
Columbus Ledger-Enquirer, Inc.
Cypress Media, Inc.
East Coast Newspapers, Inc.
Gulf Publishing Company, Inc.
HLB Newspapers, Inc.
Keltatim Publishing Company, Inc.
Keynoter Publishing Company, Inc.
Lee’s Summit Journal, Incorporated
Lexington H-L Services, Inc.
Macon Telegraph Publishing Company
Mail Advertising Corporation
McClatchy Interactive West
McClatchy Investment Company
McClatchy Newspapers, Inc.
McClatchy U.S.A., Inc.
Miami Herald Media Company
Nittany Printing and Publishing Company
Nor-Tex Publishing, Inc.
Olympic-Cascade Publishing, Inc.
Pacific Northwest Publishing Company, Inc.
QUAD COUNTY PUBLISHING, INC.
Star-Telegram, Inc.
Tacoma News, Inc.
The Bradenton Herald, Inc.
The Charlotte Observer Publishing Company
The News and Observer Publishing Company
The State Media Company
The Sun Publishing Company, Inc.
Wichita Eagle and Beacon Publishing Company, Inc.

All By:	/s/ Elaine Lintecum
Name:	Elaine Lintecum
Title:	Vice President

[Signature Page to Indenture]

McClatchy Management Services, Inc.
McClatchy Interactive LLC

All By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	President

Bellingham Herald Publishing, LLC
Idaho Statesman Publishing, LLC
Olympian Publishing, LLC

All By:	Pacific Northwest Publishing Company, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

Cypress Media, LLC

By:	Cypress Media, Inc.,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President

San Luis Obispo Tribune, LLC

By:	The McClatchy Company,
its Sole Member

By:	/s/ Elaine Lintecum
	Name:	Elaine Lintecum
	Title:	Vice President, Finance, Chief Financial Officer and Treasurer

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
	Name:	Francine Kincaid
	Title:	Vice President

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ John D. Bowman
	Name:	John D. Bowman
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

Global Note Legend, if applicable

Private Placement Legend, if applicable

A-1

No. [___]	Principal Amount $[______________],
as revised by the Schedule of Increases
or Decreases in the Global Note attached hereto

CUSIP NO. ____________

THE MCCLATCHY COMPANY

6.875% Senior Secured Junior Lien Notes due 2031

The McClatchy Company, a Delaware corporation, promises to pay to [___________], or registered assigns, the initial principal amount set forth on the Schedule of Increases or Decreases in the Global Note attached hereto, as revised by the Schedule of Increases or Decreases in the Global Note attached hereto, on July 15, 2031.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1.

Additional provisions of this Note are set forth on the other side of this Note.

A-2

THE MCCLATCHY COMPANY

By:
Name:
Title:

By:
Name:
Title:

A-3

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

THE BANK OF NEW YORK MELLON

as Trustee, certifies that this is one of the
Notes referred to in the Indenture.

By:
Authorized Signatory	Date:

A-4

[FORM OF REVERSE SIDE OF NOTE]

6.875% Senior Secured Junior Lien Notes due 2031

1.	Interest.

The McClatchy Company, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above.

The Company shall pay interest semiannually on January 15 and July 15 of each year, with the first interest payment to be made on January 15, 2019. Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from July 16, 2018. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

Upon the occurrence and during the continuance of (x) any Default or Event of Default under Sections 6.01(a)(i) or (vi) or (y) any other Event of Default, upon the request of the Holders of a majority in principal amount of the then outstanding Notes, the Company shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Note, payable in arrears on January 15 and July 15 of each year, and on demand, at the rate per annum borne by the Notes, plus 100 basis points and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under the Indenture, the Notes, or the Collateral Documents to any Agent or Holder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full and on demand, at the rate per annum borne by the Notes; provided, however, that following the making of the request or the granting of the consent specified by Section 6.02 of the Indenture to authorize the Trustee to declare the Notes due and payable (or the automatic acceleration of the maturity of the Notes) pursuant to the provisions of Section 6.02 of the Indenture, Default Interest shall accrue and be payable hereunder whether or not previously required by the Holders of a majority in principal amount of the then outstanding Notes.

Notwithstanding the foregoing, if any such Interest Payment Date would otherwise be a day that is not a Business Day, then the interest payment will be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date. If the maturity date of the Notes is a day that is not a Business Day, all payments to be made on such day will be made on the next succeeding Business Day, with the same force and effect as if made on the maturity date. In either of such cases, no additional interest will be payable as a result of such delay in payment.

2.	Method of Payment.

By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest. The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the January 1 and July 1 next preceding the Interest Payment Date unless Notes are cancelled, repurchased or redeemed after the Record Date and before the Interest Payment Date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, if any, and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by the transfer of immediately available funds to the accounts specified by the Depositary. The Company shall make all payments in respect of a Definitive Note (including principal, premium, if any, and interest) by mailing a check to the registered address of each Holder thereof.

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3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon, duly organized and existing under the laws of the State of New York and having a corporate trust office at The Bank of New York Mellon, 400 South Hope Street, Suite 500, Los Angeles, California 90071, (“Trustee”), shall act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.	Indenture.

The Company issued the Notes under an Indenture dated as of December 18, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Securities Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior secured junior lien obligations of the Company. This Note is one of the 6.875% Senior Secured Junior Lien Notes due 2031 referred to in the Indenture. The Notes include (i) $193,466,000.00 aggregate principal amount of the Company’s 6.875% Senior Secured Junior Lien Notes due 2031 issued under the Indenture on December 18, 2018 (herein called “Initial Notes”), and (ii) if and when issued in accordance with the provisions of the Indenture, additional 6.875% Senior Secured Junior Lien Notes due 2031 of the Company that may be issued from time to time under the Indenture subsequent to December 18, 2018 (herein called “Additional Notes”). The Indenture, among other things, imposes certain covenants with respect to the following matters: the Incurrence of Indebtedness by the Company and its Restricted Subsidiaries, the payment of dividends and other distributions on the Capital Stock of the Company, the purchase or redemption of Capital Stock of the Company, certain purchases or redemptions of Junior Indebtedness, the sale or transfer of assets and Capital Stock of Subsidiaries, the issuance or sale of Capital Stock of Restricted Subsidiaries, the incurrence of certain Liens, future Subsidiary Guarantors, the business activities and investments of the Company and its Restricted Subsidiaries and transactions with Affiliates. In addition, the Indenture limits the ability of the Company and its Restricted Subsidiaries to enter into agreements that restrict distributions and dividends from Subsidiaries. The Indenture also imposes requirements with respect to the provision of financial information. The Indenture also contains certain exceptions to the foregoing, and this description is qualified in its entirety by reference to the Indenture.

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5.	Guarantee.

To guarantee the due and punctual payment of the principal, premium, if any, and interest, fees and expenses (including post-filing or post-petition interest, fees and expenses) on the Notes and all other amounts payable by the Company under the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreements when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Subsidiary Guarantors have unconditionally guaranteed (and future guarantors, together with the Subsidiary Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on a secured basis pari passu with the Liens securing any Permitted Additional Secured Obligations pursuant to the terms of the Indenture.

6.	Security.

The Initial Notes and Additional Notes, if any, are treated as a single class of securities under the Indenture and shall be secured by Liens and security interests, subject to Permitted Liens, in the Collateral on the terms and conditions set forth in the Indenture and the Collateral Documents. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms, the Indenture and the Intercreditor Agreements and authorizes and directs the Collateral Agent to enter into any required joinder and amendment documentation in connection with the Collateral Documents and the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

7.	Redemption.

(a)          At any time or from time to time, the Company may redeem the Notes, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Make-Whole Amount plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

“Make-Whole Amount” means, as determined by the Company with respect to a Note on any Redemption Date, the excess, if any, of (A) the present value as of such Redemption Date of (1) the principal amount of such Note plus (2) all interest that would have accrued on such Note from such Redemption Date to, but not including, July 15, 2031 (excluding accrued but unpaid interest to, but excluding, such Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points, over (B) the principal amount of such Note.

“Treasury Rate” means, as of any applicable Redemption Date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two (2) Business Days prior to the applicable Redemption Date) of the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week or, if such Statistical Release is no longer published or avail-able, any publicly available source of similar market data selected by the Company) most nearly equal to the period from the applicable Redemption Date to July 15, 2031; provided, however, that if the period from the applicable Redemption Date to July 15, 2031 is not equal to the constant maturity of a United States Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the applicable Redemption Date to July 15, 2031 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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(b)          Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Article V of the Indenture.

8.	[Reserved].

9.	[Reserved].

10.	Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of principal amount of $2,000 and whole multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes for a period beginning fifteen (15) Business Days before an Interest Payment Date and ending on such Interest Payment Date.

11.	Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner of it for all purposes.

12.	Unclaimed Money.

If money for the payment of the principal of or premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

13.	Discharge and Defeasance.

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

14.	Amendment, Waiver.

Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Notes and the Collateral Documents may be amended with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) and (ii) any default (other than (x) with respect to nonpayment or (y) in respect of a provision that cannot be amended without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture, the Notes or the Collateral Documents to cure any ambiguity, omission, defect or inconsistency, or to comply with (a) Article IV of the Indenture in respect of the assumption by a Successor Company and (b) Article IV and Article X of the Indenture in respect of the assumption by a Person of an obligation of a Subsidiary Guarantor under a Subsidiary Guarantee, or to provide for uncertificated Notes in addition to or in place of certificated Notes, or to add Guarantees with respect to the Notes or to secure the Notes, or to release a Subsidiary Guarantor upon its designation as an Unrestricted Subsidiary or otherwise in accordance with the Indenture, to add additional property or assets as Collateral to secure the Notes and the Subsidiary Guarantees, to release Liens in favor of the Collateral Agent in the Collateral as provided under the collateral release provisions, or to add additional covenants or surrender rights and powers conferred on the Company, or to make any change that does not adversely affect the rights of any Holder in any material respect.

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15.	Defaults and Remedies.

Under the Indenture, and subject to the terms and provisions of the Indenture, Events of Default include, without limitation: (i) default for 30 days in payment of interest when due on the Notes; (ii) default in payment of the principal of or premium, if any, on the Notes at Stated Maturity, upon optional redemption, upon declaration of acceleration or otherwise; (iii) failure by the Company to comply with its obligations under Article IV of the Indenture; (iv) failure by the Company or any Subsidiary Guarantor to comply with certain other provisions or agreements in the Indenture, the Notes and the Collateral Documents, in certain cases subject to notice and lapse of time; (v) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company or any Restricted Subsidiary if the amount accelerated (or so unpaid) exceeds $28.0 million; (vi) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; (vii) certain final and non-appealable judgments or decrees for the payment of money in excess of $28.0 million; (viii) any Subsidiary Guarantee of a Significant Subsidiary is declared null and void in a judicial proceeding or is denied or disaffirmed by such Significant Subsidiary; and (ix) with respect to Collateral with a fair market value in excess of $11.2 million, a declaration or assertion of invalidity or unenforceability or the failure to be in full force and effect (except as contemplated hereby), subject to any applicable grace periods as set forth in the Indenture.

If an Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the outstanding Notes then outstanding may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Company are Events of Default which shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee and the Collateral Agent may refuse to enforce the Indenture or the Notes unless each receives indemnity or security reasonably satisfactory to each of the Trustee and the Collateral Agent. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

16.	Collateral.

These Notes and any Guarantee by a Subsidiary Guarantor are secured by a security interest in the Collateral pursuant to certain Collateral Documents.

18.	Trustee Dealings with the Company.

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

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19.	No Recourse Against Others.

A director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantees, the Collateral Documents, the Intercreditor Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

20.	Authentication.

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

21.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

22.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

23.	Successor Entity.

When a successor entity assumes, in accordance with the Indenture, all the obligations of its predecessor under the Notes and the Indenture, and immediately before and thereafter no Default or Event of Default exists and all other conditions of the Indenture are satisfied, the predecessor entity will be released from those obligations.

24.	Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

The McClatchy Company

2100 “Q” Street

Sacramento, California 95816

Attention: Vice President, General Counsel

Facsimile No.: (916) 322-1869

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The initial principal amount of the Note shall be $ [______________]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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SUBSIDIARY GUARANTEE

Pursuant to the Indenture (the “Indenture”) dated as of December 18, 2018 among The McClatchy Company, the Subsidiary Guarantors party thereto (each a “Subsidiary Guarantor” and collectively the “Subsidiary Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”) and as collateral agent, each Subsidiary Guarantor, subject to the provisions of Article X and Article XII of the Indenture, hereby fully, unconditionally and irrevocably guarantees on a pari passu basis with the Liens securing any Permitted Additional Secured Obligations, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other obligations of the Company under the Indenture and the Notes (including without limitation interest, fees and expenses accruing on or after the filing of any petition in bankruptcy, or the commencement of any Insolvency or Liquidation Proceeding relating to the Company or any Subsidiary Guarantor whether or not a claim for post-filing or post-petition interest, fees and expenses is allowed in such proceeding and the obligations under Section 7.06 of the Indenture) and the Collateral Documents (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Subsidiary Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Subsidiary Guarantee notwithstanding any extension or renewal of any Guarantor Obligation.

The Guarantor Obligations of the Subsidiary Guarantors to the Holders of the Notes pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee.

Each Subsidiary Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Subsidiary Guarantee.

A-14

Aboard Publishing, Inc.
Belton Publishing Company, Inc.
Biscayne Bay Publishing, Inc.
Cass County Publishing Company
Columbus Ledger-Enquirer, Inc.
Cypress Media, Inc.
East Coast Newspapers, Inc.
Gulf Publishing Company, Inc.
HLB Newspapers, Inc.
Keltatim Publishing Company, Inc.
Keynoter Publishing Company, Inc.
Lee’s Summit Journal, Incorporated
Lexington H-L Services, Inc.
Macon Telegraph Publishing Company
Mail Advertising Corporation
McClatchy Interactive West
McClatchy Investment Company
McClatchy Newspapers, Inc.
McClatchy U.S.A., Inc.
Miami Herald Media Company
Nittany Printing and Publishing Company
Nor-Tex Publishing, Inc.
Olympic-Cascade Publishing, Inc.
Pacific Northwest Publishing Company, Inc.
quad county publishing, inc.
Star-Telegram, Inc.
Tacoma News, Inc.
The Bradenton Herald, Inc.
The Charlotte Observer Publishing Company
The News and Observer Publishing Company
The State Media Company
The Sun Publishing Company, Inc.
Wichita Eagle and Beacon Publishing Company, Inc.

All By:
Name:	Elaine Lintecum
Title:	Vice President

A-15

McClatchy Management Services, Inc.
McClatchy Interactive LLC

All By:
	Name:	Elaine Lintecum
	Title:	President

Bellingham Herald Publishing, LLC
Idaho Statesman Publishing, LLC
Olympian Publishing, LLC

All By:	Pacific Northwest Publishing Company, Inc., its Sole Member

By:
	Name:	Elaine Lintecum
	Title:	Vice President

Cypress Media, LLC

By:	Cypress Media, Inc.,
its Sole Member

By:
	Name:	Elaine Lintecum
	Title:	Vice President

San Luis Obispo Tribune, LLC

By:	The McClatchy Company,
its Sole Member

By:
	Name:	Elaine Lintecum
	Title:	Vice President, Finance, Chief
Financial Officer and Treasurer

A-16

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

The McClatchy Company

2100 “Q” Street

Sacramento, California 95816

Attention: Vice President, General Counsel

Facsimile No.: (916) 321-1869

The Bank of New York Mellon

400 South Hope Street, Suite 500

Los Angeles, California 90071

Attn: Corporate Unit

Facsimile: (213) 630-6298

Re:  6.875% Senior Secured Junior Lien Notes due 2031

Reference is hereby made to the Indenture, dated as of December 18, 2018 (the “Indenture”), among The McClatchy Company, as Issuer (the “Company”), the guarantors named therein and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____ in such Note[s] or interests (the “Transfer”), to __________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐	Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

B-1

2.	☐	Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3.	☐	Check and complete if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)	☐	such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)	☐	or such Transfer is being effected to the Company or a subsidiary thereof;

or

(c)	☐	such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.	☐	Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)	☐	Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

B-2

(b)	☐	Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)	☐	Check if Transfer is pursuant to other exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:____________________

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ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP [ ]), or

(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

(b)	☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐	a beneficial interest in the:

(i)	☐	144A Global Note (CUSIP [ ]), or

(ii)	☐	Regulation S Global Note (CUSIP [ ]), or

(iii)	☐	Unrestricted Global Note CUSIP [ ], or

(b)	☐	a Restricted Definitive Note; or

(c)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

B-4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

The McClatchy Company

2100 “Q” Street

Sacramento, California 95816

Attention: Vice President, General Counsel

Facsimile No.: (916) 321-1869

The Bank of New York Mellon

400 South Hope Street, Suite 500

Los Angeles, California 90071

Attn: Corporate Unit

Facsimile: (213) 630-6298

Re:  6.875% Senior Secured Junior Lien Notes due 2031

(CUSIP [             ])

Reference is hereby made to the Indenture, dated as of December 18, 2018 (the “Indenture”), among The McClatchy Company, as Issuer (the “Company”), the guarantors named therein and The Bank of New York Mellon, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.           Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)          ☐          Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)          ☐          Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

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(c)          ☐          Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)          ☐          Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.           Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)          ☐          Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)           ☐          Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] _ 144A Global Note, _ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

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This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:____________________

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